Exhibit 4.1

Execution Version

ROYAL CARIBBEAN CRUISES LTD.,
as Issuer,

RCI HOLDINGS LLC,
as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee, Principal Paying Agent, Transfer Agent, and Registrar

INDENTURE

Dated as of October 6, 2022

$1,000,000,000 9.250% SENIOR NOTES DUE 2029

TABLE OF CONTENTS

Page

Article One	DEFINITIONS AND INCORPORATION BY REFERENCE	1

Section 1.01.	Definitions	1
Section 1.02.	Other Definitions	25
Section 1.03.	Rules of Construction	25

Article Two	THE NOTES	26

Article Three	REDEMPTION; OFFERS TO PURCHASE	36

Article Four	COVENANTS	41

i

Section 4.10.	Additional Amounts	54
Section 4.11.	Reports to Holders	56
Section 4.12.	Re-flagging of Vessels	57

Article Five	CONSOLIDATION, MERGER OR SALE OF ASSETS	58

Section 5.01.	Merger, Consolidation or Sale of Assets	58
Section 5.02.	Successor Person Substituted	59

Article Six	EVENTS OF DEFAULT	59

Article Seven	TRUSTEE	66

Article Eight	DEFEASANCE; SATISFACTION AND DISCHARGE	77

Section 8.07.	Acknowledgment of Discharge by Trustee	81
Section 8.08.	Application of Trust Money	81
Section 8.09.	Repayment to Issuer	81
Section 8.10.	Indemnity for Government Securities	81

Article Nine	AMENDMENTS AND WAIVERS	81

Article Ten	NOTE GUARANTEE	85

Article Eleven	MISCELLANEOUS	88

Exhibits

Exhibit A	–	Form of Note

Exhibit B	–	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note

Exhibit C	–	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note

Exhibit D	–	Form of Supplemental Indenture

Exhibit E	–	Form of Subordination Agreement

INDENTURE, dated as of October 6, 2022, among Royal Caribbean Cruises Ltd., a corporation incorporated and existing under the laws of the Republic of Liberia (the “Issuer”), the Guarantor (as defined herein) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as Principal Paying Agent, as Transfer Agent and as Registrar.

RECITALS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its 9.250% Senior Notes due 2029 issued on the date hereof (the “Original Notes”) and any additional senior notes due 2029 (the “Additional Notes”) that may be issued after the Issue Date in compliance with this Indenture. The Original Notes and the Additional Notes together are referred to herein as the “Notes.” The Issuer has received good and valuable consideration for the execution and delivery of this Indenture. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer and (ii) this Indenture a legal, valid and binding agreement of the Issuer in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article One
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.            Definitions.

“$700M Liquidity Facility” means the 364-day term loan facility (or, if such facility has not yet been established, the commitments by lenders to provide such facility to the Issuer) in connection with that certain Third Amended and Restated Commitment Letter, dated as of August 19, 2022, between the Issuer and Morgan Stanley Senior Funding, Inc. (as amended, restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time).

“2023 Guaranteed Notes” means the Issuer’s 9.125% Senior Notes due 2023.

“2025 Secured Notes” means the Issuer’s 11.50% Senior Secured Notes due 2025.

“2029 Secured Notes” means the Issuer’s 8.250% Senior Secured Notes due 2029.

“Acquired Debt” means, with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary; and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Treasury Rate” means with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.50%.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Applicable Premium” means in connection with the optional redemption of any Note, as determined by the Issuer, the greater of:

(1)            1.00% of the then outstanding principal amount of the Note; and

(2)            the excess of: (a) the present value at such Redemption Date of (i) the Redemption Price of the Note at April 1, 2025 (such redemption price being set forth in the table appearing in Section 3.01(a)) plus (ii) all required interest payments due on the Note through April 1, 2025 (excluding accrued but unpaid interest to the Redemption Date, if any), computed using a discount rate equal to the Adjusted Treasury Rate as of such Redemption Date; over (b) the outstanding principal amount of the Note.

The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Issuer to be the interest rate implicit in the lease determined in accordance with GAAP, or, if not known, at the Issuer’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar U.S. federal or state law or the laws of any other jurisdiction (or any political subdivision thereof) relating to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar or equivalent laws affecting the rights of creditors generally.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)            with respect to a partnership, the board of directors of the general partner of the partnership;

(3)            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by DTC and its nominees and successors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or a place of payment under this Indenture are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that (i) all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease Obligation or Indebtedness) for purposes of this Indenture regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation or indebtedness and (ii) all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with ASC 840, Lease Accounting, as in effect prior to December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease Obligation or Indebtedness) for purposes of this Indenture regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation or Indebtedness.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)            direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, the United Kingdom, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, the United Kingdom, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Issuer’s option;

(2)            overnight bank deposits, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (6) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;

(3)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)            commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(5)            money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6)            cash in any currency in which the Issuer and its Subsidiaries now or in the future operate, in such amounts as the Issuer determines to be necessary in the ordinary course of their business;

provided that, for the avoidance of doubt Cash Equivalents shall include those Investments with respect to which the Trustee or any of its Affiliates provides services or is entitled to compensation in connection therewith.

A “Change of Control” shall be deemed to occur upon the consummation of any transaction pursuant to which:

●	any “person” or “group” of related persons is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting stock of the Issuer; or

●	the Issuer conveys, transfers or leases its properties and assets substantially as an entirety to any other person, other than to a Subsidiary of the Issuer.

For purposes of this definition, (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; and (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all voting stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline associated with such Change of Control.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Comparable Treasury Issue” means the United States Treasury Security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of comparable market data)) most nearly equal to the period from the Redemption Date to April 1, 2025; provided that, if such period is less than one year, the United States Treasury Security with a constant maturity of one year will be used.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means any address of the Bank of New York Mellon Trust Company, N.A., designated by the Trustee, which shall initially be the office of the Trustee at which at any particular time its corporate trust business in Jacksonville, Florida shall be principally administered, which office as of the date hereof is located at 4655 Salisbury Road, Suite 300, Jacksonville, Florida 32256, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office as of the date hereof is located at 240 Greenwich Street, 7E, New York, New York 10286; Attention: Corporate Trust Division – Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Issuer.

“Credit Facilities” means one or more debt facilities, instruments or arrangements incurred by the Issuer (including but not limited to the Existing Credit Facilities and the Existing ECA Facilities) with banks, other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bankers’ acceptances or similar instruments, notes or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the Existing Credit Facilities and the Existing ECA Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit, bankers’ acceptances and similar instruments issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit, bankers’ acceptances or similar applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer (other than the Guarantor) as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means, with respect to the Notes, a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A attached hereto except that such Note shall not bear the legends applicable to Global Notes and shall not have the “Schedule of Principal Amount in the Global Note” attached thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or an “asset sale” will not constitute Disqualified Stock. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“DTC” means The Depository Trust Company, its nominees and successors.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of the Equity Interests (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions) of the Issuer.

“Euroclear” means Euroclear SA/NV.

“Event of Loss” means the actual or constructive total loss, arranged or compromised total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Vessel.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing Credit Facilities” means all of the following agreements: (i) Credit Agreement, as amended and restated on October 12, 2017, among the Issuer, the various financial institutions party thereto, as lenders, and Nordea Bank ABP, New York Branch, as administrative agent, (ii) Term Loan Agreement, dated as of April 5, 2019, among the Issuer, the various financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent, (iii) Amended and Restated Credit Agreement, dated as of April 5, 2019, among the Issuer, the various financial institutions party thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, and (iv) Credit Agreement, dated as of November 16, 2017, among the Issuer, the various financial institutions party thereto, as lenders, and Skandinaviska Enskilda Banken AB (publ), as administrative agent, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time, and including, in each case, any refinancing indebtedness and extensions in respect thereof (including any Indebtedness committed thereunder but undrawn on the Issue Date).

“Existing ECA Facilities” means all of the Issuer’s export-credit backed credit facilities that benefit from a Guarantee by the Guarantor, including each of the credit facilities contemplated by the following agreements, to the extent applicable: (i) facility agreement dated January 30, 2015 (as novated, amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Symphony of the Seas” (ex Hull B.34) entered into between, amongst others, the Issuer, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a U.S. Dollar term loan facility; (ii) facility agreement dated June 22, 2016 (as novated, amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Celebrity Edge” (ex Hull J34) entered into between, amongst others, the Issuer, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a U.S. Dollar term loan facility; (iii) facility agreement dated June 22, 2016 (as novated, amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Celebrity Apex” (ex Hull K34) entered into between, amongst others, the Issuer, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a U.S. Dollar term loan facility; (iv) facility agreement dated July 24, 2017 (as novated, amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Celebrity Beyond” (ex Hull L34) entered into between, amongst others, the Issuer, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a Euro term loan facility; (v) facility agreement dated July 24, 2017 (as novated, amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Wonder of the Seas” (ex Hull C34) entered into between, amongst others, the Issuer, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a U.S. Dollar term loan facility; (vi) facility agreement dated July 9, 2013 (as amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Harmony of the Seas” (ex Hull A.34) entered into between, amongst others, the Issuer, Société Générale, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a Euro term loan facility; (vii) facility agreement dated April 15, 2014 (as amended, supplemented and restated from time to time and most recently amended pursuant to an amendment dated July 21, 2022) in respect of m.v. “Harmony of the Seas” (ex Hull A.34) entered into between, amongst others, the Issuer, Société Générale, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a U.S. Dollar term loan facility; (viii) novation agreement dated December 13,2019 (as amended and restated from time to time) entered into between, amongst others, Palmeraie Finance Limited as existing borrower, the Issuer, as new borrower, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a facility agreement also dated December 13, 2019 between the parties to such novation agreement other than the Issuer in respect of a term loan facility to finance the passenger cruise vessel with Hull A35 at Chantiers de l’Atlantique (as the same is to be novated, amended and restated with effect from delivery); (ix) novation agreement dated July 24, 2017 (as amended and restated from time to time) entered into between, amongst others, Houatorris Finance Limited as existing borrower, the Issuer, as new borrower, Citibank Europe plc, UK Branch, as facility agent, and the banks and financial institutions listed therein as lenders and mandated lead arrangers in relation to a facility agreement also dated July 24, 2017 between the parties to such novation agreement other than the Issuer in respect of a term loan facility to finance the passenger cruise vessel with Hull M34 at Chantiers de l’Atlantique (as the same is to be novated, amended and restated with effect from delivery); (x) facility agreement dated April 15, 2009 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Celebrity Equinox” (builder’s hull no. S-676) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as the administrative agent, and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xi) facility agreement dated November 26, 2009 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Celebrity Eclipse” (builder’s hull no. S-677) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as the administrative agent, and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xii) facility agreement dated August 7, 2008 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Celebrity Solstice” (builder’s hull no. S-675) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as the administrative agent, the banks and financial institutions listed therein as mandated co-lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xiii) facility agreement dated February 27, 2009 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Celebrity Silhouette” (builder’s hull no. S-679) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as the administrative agent, and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xiv) facility agreement dated December 19, 2008 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Celebrity Reflection” (builder’s hull no. S-691) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as the administrative agent, and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xv) facility agreement dated June 8, 2011 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 10 dated July 21, 2022) in respect of m.v. “Quantum of the Seas” (builder’s hull no. S-697) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xvi) facility agreement dated June 8, 2011 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 10 dated July 21, 2022) in respect of m.v. “Anthem of the Seas” (builder’s hull no. S698) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xvii) facility agreement dated 31 March 2016 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Ovation of the Seas” (builder’s hull no. S-699) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xviii) facility agreement dated November 13, 2015 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 7 dated July 21, 2022) in respect of m.v. “Spectrum of the Seas” (builder’s hull no. S-700) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xix) facility agreement dated November 13, 2015 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 8 dated July 21, 2022) in respect of m.v. “Odyssey of the Seas” (builder’s hull no. S-713) entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xx) facility agreement dated September 19, 2019 (as novated, amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 5 dated July 21, 2022) in respect of the passenger cruise vessel with builder’s hull no. S719 entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xxi) facility agreement originally dated September 19, 2019 (as novated, amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 5 dated July 21, 2022) in respect of the passenger cruise vessel with builder’s hull no. S-720 entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xxii) novation agreement and novated credit agreement dated July 6, 2022 (as amended from time to time and most recently pursuant to an amendment letter dated July 22, 2022) in respect of m.v. “Silver Endeavour” (ex “Crystal Endeavor”), between amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEX-Bank GmbH, as the Hermes agent and the banks and financial institutions listed therein as lenders and the mandated lead arrangers; (xxiii) facility agreement dated October 11, 2017 (as amended from time to time and most recently pursuant to Amendment No. 5 dated July 21, 2022) in respect of the passenger cruise vessel with builder’s hull no. 1400 entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEXBank GmbH, as the Hermes agent, BNP Paribas Fortis SA/NV., as Finnvera agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xxiv) facility agreement dated October 11, 2017 (as amended from time to time and most recently pursuant to Amendment No. 5 dated July 21, 2022) in respect of the passenger cruise vessel with builder’s hull no. 1401 entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEXBank GmbH, as the Hermes agent, BNP Paribas Fortis SA/NV., as Finnvera agent, the banks and financial institutions listed therein as mandated lead arrangers and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar term loan facility; (xxv) facility agreement dated December 18,2019 (as amended from time to time and most recently pursuant to Amendment No. 4 dated July 21, 2022) in respect of the passenger cruise vessel with builder’s hull no. 1402 entered into between, amongst others, the Issuer, KfW IPEX-Bank GmbH, as facility agent, KfW IPEXBank GmbH, as the Hermes agent, KfW IPEX-Bank GmbH, as mandated lead arranger, and the banks and financial institutions listed therein as lenders, in relation to a U.S.Dollar term loan facility; and (xxvi) facility agreement dated as of May 7, 2009 (as amended, supplemented and restated from time to time and most recently pursuant to Amendment No. 8 dated July 21, 2022) in respect of “Oasis of the Seas” (builder’s hull no. 1363) entered into between, amongst others, the Issuer, BNP Paribas Fortis S.A./N.V., as administrative agent, and the banks and financial institutions listed therein as lenders, in relation to a U.S. Dollar and Euro term loan facility, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time, and including, in each case, any refinancing indebtedness and extensions in respect thereof.

“Existing ECA Facility Third Priority Guarantees” means the Subordinated Guarantees entered into by the Guarantor on or after June 9, 2020 (each such date, the “Existing ECA Facility Third Priority Guarantee Date”) in respect of the Existing ECA Facilities, which guarantees are (or will be) subordinated in right of payment to the Note Guarantee pursuant to a Subordination Agreement, dated as of the applicable Existing ECA Facility Third Priority Guarantee Date, in each case, as amended, restated, modified, renewed or replaced in whole or in part from time to time.

“Existing Indebtedness” means all Indebtedness of the Guarantor and its Subsidiaries in existence on the Issue Date.

“Existing Principal Subsidiaries” means each Subsidiary of the Guarantor that is a Principal Subsidiary on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Issuer’s Chief Executive Officer or responsible accounting or financial officer of the Issuer.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets, sureties or otherwise).

“Guarantor” means RCI Holdings LLC, a limited liability company formed and existing under the laws of the Republic of Liberia, and its successors and assigns, until its Note Guarantee has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)            interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)            other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), without duplication:

(1)            the principal amount of indebtedness of such Person in respect of borrowed money;

(2)            the principal amount of obligations of such Person evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3)            reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4)            Capital Lease Obligations of such Person;

(5)            the principal component of all obligations of such Person to pay the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(6)            net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(7)            Attributable Debt of such Person;

if and to the extent any of the preceding items (other than letters of credit and bankers’ acceptances (and any similar instruments), Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1)            anything which would be considered an operating lease under GAAP as in effect on December 31, 2018;

(2)            contingent obligations in the ordinary course of business;

(3)            in connection with the purchase by the Issuer or any Subsidiary thereof of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(4)            deferred or prepaid revenues;

(5)            purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller;

(6)            any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(7)            any Capital Stock.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Issuer or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

An “Investment Grade” rating means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), (or if such Rating Agency ceases to rate the Notes, as the case may be, for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issue Date” means October 6, 2022.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the Board of Directors of the Issuer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Note Guarantee” means the Guarantee by the Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Obligations” means any principal, interest, fees, expenses, (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Offering Memorandum” means the final offering memorandum in respect of the Notes dated September 22, 2022.

“Officer” means, with respect to any Person, the Chief Executive Officer or any Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel, subject to customary exceptions and qualifications, who may, except as otherwise provided in this Indenture, be an employee of or counsel to the Issuer and, in the case of an opinion of counsel to be delivered to the Trustee (i) is delivered by legal counsel reasonably acceptable to the Trustee and (ii) is addressed to the Trustee.

“Other Obligation” means the Specified Facilities, the Existing ECA Facilities or any other agreement which evidences any obligation of the Issuer or any of its Subsidiaries that will be subject to a Subordinated Guarantee.

“Permitted Business” means (a) in respect of the Issuer and its Subsidiaries, any businesses, services or activities engaged in by the Issuer or any of the Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of the Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Liens” means:

(1)            Liens in favor of the Guarantor;

(2)            [reserved];

(3)            Liens to secure the performance of statutory obligations, insurance, surety, bid, performance, travel or appeal bonds, credit card processing arrangements (including in connection with any cash collateral or reserve requirements), workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit, bankers’ acceptances or similar instruments issued to assure payment of such obligations or for the protection of customer deposits or credit card payments);

(4)            Liens on any property or assets of the Guarantor or any Subsidiary thereof for the purpose of securing Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 4.07(b)(iv) in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation, repair, replacement or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Issuer or any of its Subsidiaries; provided that any such Lien may not extend to any assets or property owned by the Issuer or any of its Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed and improvements, accessions, proceeds, products, dividends and distributions in respect thereof (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property; provided, further, that any such assets or property subject to such Lien constitutes Priority Assets;

(5)            Liens existing on the Issue Date (other than Liens securing the Secured Notes);

(6)            Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(7)            Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Subsidiary thereof shall have set aside on its books reserves in accordance with GAAP; and with respect to Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (ii) Liens for general average and salvage, including contract salvage; or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s Liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(8)            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9)            Liens (x) created for the benefit of (and to secure) the Secured Notes (or the Guarantees in respect thereof) issued on or prior to the Issue Date;

(10)          Liens securing Indebtedness under Hedging Obligations, which obligations are permitted to be incurred under Section 4.07(b)(ix);

(11)          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12)          Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)          Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)          Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(16)          [reserved];

(17)          (i) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Guarantor or any Subsidiary thereof has easement rights or on any real property leased by the Guarantor or any Subsidiary thereof and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(18)          Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(19)          Liens on Unearned Customer Deposits (i) in favor of payment companies such as credit/debit card companies and digital wallets and (ii) in favor of customers or their agents;

(20)          pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Issuer or any of its Subsidiaries’ business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(21)          Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Guarantor or a Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15.0% of the net proceeds of such disposal;

(22)          Liens incurred in the ordinary course of business of the Issuer or any Subsidiary thereof arising from Vessel chartering, drydocking, maintenance, repair, refurbishment, the furnishing of supplies and bunkers to Vessels or masters’, officers’ or crews’ wages and maritime Liens, in the case of each of the foregoing, which were not incurred or created to secure the payment of Indebtedness;

(23)          [reserved];

(24)          Liens created on any asset of the Guarantor or a Subsidiary thereof established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Issuer or a Subsidiary securing any loan to finance the acquisition of such assets;

(25)          [reserved];

(26)          Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Guarantor and its Subsidiaries in the ordinary course of business;

(27)          any interest or title of a lessor under any Capital Lease Obligation or an operating lease;

(28)          [reserved];

(29)          Liens on Vessels under construction securing Indebtedness of shipyard owners and operators;

(30)          any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31)          Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(32)          Liens on cash collateral required to be provided by the Guarantor or any Subsidiary thereof pursuant to the Issuer’s Existing Credit Facilities, the Issuer’s export-credit backed credit facilities, the Secured Notes, any bank guarantee or any similar instrument, in each case, as in effect on the date hereof;

(33)          Liens on assets (including, without limitation, shares of Capital Stock and/or assets owned by any entity that becomes a Subsidiary of the Guarantor after the Issue Date) acquired after the Issue Date (whether by purchase, construction or otherwise) by the Guarantor or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary, (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien or (z) any Principal Subsidiary that owns a Priority Vessel), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Indenture and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(34)          Liens securing obligations permitted to be incurred under clauses (xxiii) and (xxvii) of Section 4.07(b);

(35)          Liens incurred to secure cash management services or to implement cash pooling or sweep arrangements to permit satisfaction of overdraft or similar obligations in the ordinary course of business or consistent with industry practice; and

(36)          any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (35); provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds, products or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien under this Indenture and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or replacement.

“Permitted Refinancing Indebtedness” means any Indebtedness incurred by the Guarantor or any of its Subsidiaries, any Disqualified Stock issued by the Guarantor or any of its Subsidiaries and any preferred stock issued by any Subsidiary of the Guarantor, in each case, in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Guarantor or any of its Subsidiaries (other than intercompany Indebtedness), including Permitted Refinancing Indebtedness; provided that:

(1)            the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such new Indebtedness, the liquidation preference of such new Disqualified Stock or the amount of such new preferred stock does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of the Indebtedness, the liquidation preference of the Disqualified Stock or the amount of the preferred stock (plus in each case the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses, including premiums, incurred in connection with the incurrence or issuance of, such Indebtedness, Disqualified Stock or preferred stock), renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;

(2)            such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)            if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Note Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Note Guarantee, on terms at least as favorable to the holders of the Note Guarantee, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4)            if such Indebtedness is incurred either by the Guarantor (if the Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Subsidiary” means any Subsidiary of the Guarantor that owns a Vessel.

“Priority Asset Proceeds” means all cash and Cash Equivalents received by the Issuer in connection with any Priority Asset Sale or Event of Loss involving Priority Assets; provided that any such cash or Cash Equivalents remaining after consummation of a Priority Asset Sale Offer pursuant to Section 4.06 shall cease to be Priority Asset Proceeds; provided, however, that Priority Asset Proceeds shall in no event include (i) any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of the Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of the Notes or (ii) any cash received or applicable by the Trustee in payment of its fees and expenses.

“Priority Asset Sale” means:

(1)            the sale, lease, conveyance or other disposition of any Priority Assets by the Issuer or any of its Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by Section 4.09 and/or Section 5.01 of this Indenture and not by Section 4.06; and

(2)            the issuance of Equity Interests by any Subsidiary of the Guarantor or the sale by the Issuer or any of its Subsidiaries of Equity Interests in any Subsidiary of the Guarantor (in each case, other than directors’ qualifying shares and shares to be held by third parties to meet the applicable legal requirements).

Notwithstanding the preceding provisions, none of the following items will be deemed to be a Priority Asset Sale:

(1)            any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $150.0 million;

(2)            a sale, lease, conveyance or other disposition of Priority Assets between or among any Subsidiaries that are wholly-owned Subsidiaries of the Guarantor or by a Subsidiary of the Guarantor to the Guarantor;

(3)            Investments by the Guarantor or its Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (3), that are at the time outstanding not to exceed $150.0 million;

(4)            the sale, lease, conveyance or other disposition of inventory, insurance proceeds or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Issuer and its Subsidiaries;

(5)            [reserved];

(6)            any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)            any transfer, assignment or other disposition deemed to occur in connection with the creation or granting of Liens not prohibited by Section 4.08;

(8)            the sale or other disposition of cash or Cash Equivalents;

(9)            [reserved];

(10)          [reserved];

(11)          the foreclosure, condemnation or any similar action with respect to any Priority Assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind with respect to any Priority Assets;

(12)          the sale of any property in a sale and leaseback transaction that is entered into within six months of the acquisition of such property or completion of the construction of the applicable Vessel;

(13)          bareboat or time charters and other similar arrangements in the ordinary course of business;

(14)          [reserved];

(15)          sales, transfers and other dispositions of Investments in joint ventures or similar arrangements made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(16)          any sale and leaseback transaction, bareboat charter, lease or similar arrangement between the Issuer, any of its Subsidiaries and/or any joint venture or similar arrangement with respect to any Priority Assets;

(17)          Investments of Priority Assets between or among any Principal Subsidiary that is a wholly-owned Subsidiary of the Guarantor;

(18)          any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(19)          Investments in receivables owing to the Guarantor or any Subsidiary thereof created or acquired in the ordinary course of business;

(20)          Investments represented by Hedging Obligations, which obligations are permitted by clause (ix) of the definition of “Permitted Debt”;

(21)          any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(22)          Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(23)          Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights (including prepaid expenses and advances to suppliers), in each case, in the ordinary course of business (including, for the avoidance of doubt any deposits made to secure the acquisition, purchase or construction of, or any options to acquire, any vessel);

(24)          Investments in joint ventures or similar arrangement in which the Issuer or any of its Subsidiaries holds an Investment existing on the Issue Date; provided that such Investments are made in the ordinary course of business; and

(25)          any bareboat charter, lease or similar arrangements between or among the Guarantor, any of its Subsidiaries and/or any joint venture or similar arrangement.

“Priority Assets” means (i) the Priority Vessels and (ii) Equity Interests in the Guarantor and any Subsidiary thereof, including the Principal Subsidiaries that own Priority Vessels.

“Priority Vessels” means the Vessels known on the Issue Date as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas (it being understood that such Vessels shall remain “Priority Vessels” regardless of any change in name or ownership after the Issue Date).

“QIB” means a “Qualified Institutional Buyer” as defined in Rule 144A.

“Rating Agencies” means each of Moody’s and S&P, or any of their respective successors or any national rating agency substituted for either of them as selected by the Issuer.

A “Rating Decline” shall be deemed to occur if during the period (the “Change of Control Period”) commencing on the date of the first public notice of the occurrence of a Change of Control or the intention by the Issuer to effect a Change of Control (the “Public Notice Date”) and terminating on the date that is 60 days after consummation of the Change of Control (provided that if a Rating Agency announces, after the Public Notice Date and before expiration of the Change of Control Period, that the rating of the Notes is under review for possible downgrade by such Rating Agency, the Change of Control Period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control), both Rating Agencies downgrade their respective rating of the Notes, such that after such downgrades, the Notes are not rated Investment Grade by both Rating Agencies, and both Rating Agencies do not thereafter during the Change of Control Period restore their respective Investment Grade rating of the Notes.

“Ready for Sea Cost” means with respect to a Vessel to be acquired, constructed or leased (pursuant to a Capital Lease Obligation) by the Issuer or any Subsidiary thereof, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all non-yard costs, buyer’s supply, inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with GAAP and any assets relating to such Vessel.

“Record Date,” for the interest payable on any Interest Payment Date, means the 1st of January and the 1st of July (in each case, whether or not a Business Day) next preceding such Interest Payment Date.

“Redemption Date” means, the date fixed for any redemption of the Notes, in whole or in part, by or pursuant to this Indenture.

“Redemption Price” means the price at which the Notes are to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Related Vessel Property” means, with respect to any Vessel (i) any insurance policies on such Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iii) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, and (iv) any charters, operating leases, licenses and related agreements entered into in respect of the Vessel and any security or guarantee in respect of the relevant charterer’s or lessee’s obligations under any relevant charter, operating lease, license or related agreement, (v) any cash collateral account established with respect to such Vessel pursuant to the financing arrangements with respect thereto, (vi) any inter-company loan or facility agreements relating to the financing of the acquisition of, and/or the leasing arrangements (pursuant to Capital Lease Obligations) with respect to, such Vessel, (vii) any building or conversion contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contracts, (viii) any interest rate swap, foreign currency hedge, exchange or similar agreement incurred in connection with the financing of such Vessel and required to be assigned by the lender and (ix) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

“Replacement Assets” means (1) assets not classified as current assets under GAAP that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Subsidiary.

“Responsible Officer” means any officer within the Corporate Trust Office (however named, or any successor group of the Trustee) and also means, with respect to any particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Rule 144” means Rule 144 under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Group Inc. or its successor.

“Secured Notes” means the Issuer’s (i) 2025 Secured Notes, (ii) 2029 Secured Notes and (iii) until their redemption in full, the 10.875% Senior Secured Notes due 2023.

“Significant Subsidiary” means, at the date of determination, the Guarantor and any Subsidiary of the Issuer that together with its Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (ii) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer.

“Specified Facilities” means all of the following agreements: (i) Credit Agreement, as amended and restated on October 12, 2017, among the Issuer, the various financial institutions party thereto, as lenders, and Nordea Bank ABP, New York Branch, as administrative agent, (ii) Term Loan Agreement, dated as of April 5, 2019, among the Issuer, the various financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent, (iii) Amended and Restated Credit Agreement, dated as of April 5, 2019, among the Issuer, the various financial institutions party thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, (iv) Credit Agreement, dated as of November 16, 2017, among the Issuer, the various financial institutions party thereto, as lenders, and Skandinaviska Enskilda Banken AB (publ), as administrative agent, (v) Credit Agreement, dated as of June 7, 2019, among Silversea Cruise Holding Ltd., a private limited liability company incorporated under the laws of the Commonwealth of the Bahamas, the Issuer, the various financial institutions party thereto, as lenders, and Nordea Bank ABP, New York Branch, as administrative agent, and (vi) any card acceptance agreement, merchant services bank card agreement, global merchant agreement, merchant services agreement, or other similar agreement in connection with card-related services that exists as of the Issue Date, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time, and including, in each case, any refinancing indebtedness and extensions in respect thereof (including any Indebtedness committed thereunder but undrawn on the Issue Date).

“Specified Facility Second Priority Guarantees” means the Subordinated Guarantees entered into by the Guarantor on or after June 9, 2020 (each such date, the “Specified Facility Second Priority Guarantee Date”) in respect of the Specified Facilities, which guarantees are (or will be) subordinated in right of payment to the Note Guarantee pursuant to a Subordination Agreement, dated as of the applicable Specified Facility Second Priority Guarantee Date, in each case, as amended, restated, modified, renewed or replaced in whole or in part from time to time.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statistical Release” means that statistical release designated “H.15” or any successor publication published daily by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, or, if such release (or any successor publication) is no longer published at the time of any calculation under this Indenture, then such other reasonably comparable index the Issuer designates.

“Subordinated Guarantee” means any guarantee entered into by the Guarantor with respect to any Specified Facility, any Existing ECA Facility or any Other Obligations, each of which shall be subordinated in right of payment to the Guarantor’s obligations in respect of its Note Guarantee.

“Subordination Agreement” means a subordination agreement (including any amendment thereto), pursuant to which the subordinated obligations are subordinated in right of payment to the Note Guarantee on the terms substantially consistent with the subordination agreements in effect with respect to the 2023 Guaranteed Notes (and the form of which is attached as Exhibit E to this Indenture), in each case, as amended, restated, modified, renewed or replaced in whole or in part from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)            any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)            any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplemental Indenture” means a supplemental indenture to this Indenture substantially in the form of Exhibit D attached hereto.

“Tax” or “Taxes” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and additions to tax related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Total Assets” means total assets of the Issuer and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended quarter of a fiscal year.

“Unearned Customer Deposits” means amounts paid to the Guarantor or any of its Subsidiaries representing customer deposits for unsailed bookings or future bookings (whether paid directly by the customer, by its agent or representative, or by a credit/debit card company or by another payments company such as a digital wallet), and where such bookings may cover cruise tickets, onboard expenditures, gratuities, taxes and/or other incidentals that can be prepaid.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state, the laws of which are required to be applied in connection with the creation or perfection of security interests.

“U.S. dollar” or “$” means the lawful currency of the United States of America.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Vessel” means a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Issuer or any of its Subsidiaries or operated or to be operated by the Issuer or any of its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)            the then outstanding principal amounts of such Indebtedness.

Section 1.02.            Other Definitions.

Term	Section
“Additional Amounts”	4.10(a)
“Additional Notes”	Recitals
“Agents”	2.03
“Applicable AML Laws”	7.02(bb)
“Applicable Procedures”	2.06(b)(ii)
“Authorized Agent”	11.08
“Change in Tax Law”	3.09(b)
“Change of Control Offer”	4.09(a)
“Change of Control Payment”	4.09(b)(i)
“Change of Control Payment Date”	4.09(b)(ii)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.12
“Event of Default”	6.01(a)
“Global Notes”	2.01(c)
“Instructions”	7.02(aa)
“Issuer”	Preamble
“Judgment Currency”	11.14
“Legal Defeasance”	8.02
“Note Obligations”	10.01
“Notes”	Recitals
“Notes Offer”	4.06(b)(i)
“Original Notes”	Recitals
“Overdue Rate”	4.01
“Participants”	2.01(c)
“Paying Agent”	2.03
“Permitted Debt”	4.07(b)
“Principal Paying Agent”	2.03
“Priority Asset Sale Offer”	4.06(c)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Required Currency”	11.14
“Restricted Global Note”	2.01(b)
“Security Register”	2.03
“Tax Jurisdiction”	4.10(a)
“Tax Redemption Date”	3.09
“TIA”	1.03(i)
“Transfer Agent”	2.03
“Trustee”	Preamble

Section 1.03.            Rules of Construction. Unless the context otherwise requires:

(a)             a term has the meaning assigned to it;

(b)             an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)             “or” is not exclusive;

(d)             “including” or “include” means including or include without limitation;

(e)              words in the singular include the plural and words in the plural include the singular;

(f)              unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;

(g)             any Indebtedness secured by a Lien ranking junior to any of the Liens securing other Indebtedness shall not be deemed to be subordinate or junior to such other Indebtedness by virtue of the ranking of such Liens;

(h)             the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

(i)               the Trust Indenture Act of 1939, as amended (the “TIA”), shall not apply to this Indenture, the Notes, the Note Guarantee, or any documents or instruments related thereto, and no terms used in any of the foregoing shall have meanings given to them by the TIA.

Article Two
THE NOTES

Section 2.01.            The Notes.

(a)              Form and Dating. The Notes and the Trustee’s (or the authenticating agent’s) certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in minimum denominations of $2,000 in principal amount and any integral multiples of $1,000 in excess thereof.

(b)             Global Notes. Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided in Exhibit A attached hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with a custodian for DTC, and registered in the name of DTC or its nominee, duly executed by the Issuer and authenticated by the Trustee (or its authenticating agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided in Exhibit A, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with a custodian for DTC, and registered in the name of DTC or its nominee, duly executed by the Issuer and authenticated by the Trustee (or its authenticating agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

(c)              Book-Entry Provisions. This Section 2.01(c) shall apply to the Regulation S Global Notes and the Restricted Global Notes (together, the “Global Notes”) deposited with or on behalf of DTC.

Members of, or participants and account holders in, DTC (including Euroclear and Clearstream) (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee or any custodian of DTC or under such Global Note, and DTC or its nominees may be treated by the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantor, the Trustee or any agent of the Issuer, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC, on the one hand, and the Participants, on the other, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of Definitive Registered Notes.

Section 2.02.            Execution and Authentication. An authorized member of the Issuer’s Board of Directors or an executive officer of the Issuer shall sign the Notes on behalf of the Issuer by manual, electronic or facsimile signature.

If an authorized member of the Issuer’s Board of Directors or an executive officer whose signature is on a Note no longer holds that office at the time the Trustee (or its authenticating agent) authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee (or its authenticating agent) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate (whether itself or via the authenticating agent), which such authentication may be by manual, electronic (including DocuSign or other electronic platform) or facsimile signature (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $1,000,000,000 and (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 4.07. The Issuer is permitted to issue Additional Notes as part of a further issue under this Indenture, from time to time; provided that, any Additional Notes may not have the same CUSIP number and/or ISIN (or be represented by the same Global Note or Global Notes) as the Original Notes unless the Additional Notes are fungible with the Original Notes for U.S. federal income tax purposes. The Issuer will issue Notes in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

Section 2.03.            Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent” and references to the Paying Agent shall include the Principal Paying Agent) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Article Three and Eight and Sections 4.06 and 4.09.

The Issuer hereby appoints (i) the Trustee, located at its Corporate Trust Office (the “Principal Paying Agent”) and (ii) the Trustee, located at its Corporate Trust Office, as Registrar. Each hereby accepts such appointments. The Transfer Agent, Principal Paying Agent and Registrar and any authenticating agent are collectively referred to in this Indenture as the “Agents.” The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents. For the avoidance of doubt, a Paying Agent’s obligation to disburse any funds shall be subject to prior receipt by it of those funds to be disbursed.

Subject to any Applicable Laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co- Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may appoint a suitably qualified and reputable party to act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.05.

Section 2.04.            Paying Agent to Hold Money. Not later than 12:00 p.m. (New York, New York time), one Business Day prior to each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Principal Paying Agent money in immediately available funds in U.S. dollars, sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall procure payment confirmation on or prior to the third Business Day preceding payment. The Principal Paying Agent (and, if applicable, each other Paying Agent) shall remit such payment in a timely manner to the Holders on the relevant due date for payment, it being acknowledged by each Holder that if the Issuer deposits such money with the Principal Paying Agent after the time specified in the immediately preceding sentence, the Principal Paying Agent shall remit such money to the Holders on the relevant due date for payment, unless such remittance is impracticable having regard to applicable banking procedures and timing constraints, in which case the Principal Paying Agent shall remit such money to the Holders on the next Business Day, but without liability for any interest resulting from such late payment. For the avoidance of doubt, the Principal Paying Agent shall only be obliged to remit money to Holders if it has actually received such money from the Issuer in clear funds. The Principal Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

The Trustee may, if the Issuer has notified it in writing that the Issuer intends to effect a defeasance or to satisfy and discharge this Indenture in accordance with the provisions of Article Eight, notify the Paying Agent in writing of this fact and require the Paying Agent (until notified by the Trustee to the contrary) to act thereafter as Paying Agent of the Trustee and not the Issuer in relation to any amounts deposited with it in accordance with the provisions of Article Eight.

Section 2.05.            Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list, in such form and as of such Record Date as the Trustee may reasonably require, of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

Section 2.06.            Transfer and Exchange.

(a)              Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee (or the authenticating agent) shall, upon receipt of an Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request; provided that no Note of less than $2,000 may be transferred or exchanged. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable in connection with any redemption of the Notes or upon exchanges pursuant to Sections 2.10, 3.08 or 9.04) or in accordance with a Priority Asset Sale Offer pursuant to Section 4.06 or a Change of Control Offer pursuant to Section 4.09, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the Corporate Trust Office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 days before the day of the delivery of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such delivery, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)            Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of DTC, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i)            Except for transfers or exchanges made in accordance with either of clauses (ii) or (iii) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of DTC or to a successor of DTC or such successor’s nominee.

(ii)           Restricted Global Note to Regulation S Global Note. If the holder of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of DTC, in each case to the extent applicable (the “Applicable Procedures”). Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the interest in the Restricted Global Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note and shall cause DTC to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged or transferred.

(iii)          Regulation S Global Note to Restricted Global Note. If the holder of a beneficial interest in the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the U.S. Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in such Regulation S Global Note to be exchanged or transferred.

(c)            If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A attached hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth herein and therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the U.S. Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall (or shall direct the authenticating agent to) authenticate and deliver Notes that do not bear the legend.

(d)           The Trustee and the Agents shall have no responsibility for any actions taken or not taken by DTC, Euroclear or Clearstream, as the case may be.

(e)           Notwithstanding anything to the contrary in this Section 2.06, the Issuer is not required to register the transfer of any Definitive Registered Notes:

(i)            for a period of 15 days prior to any date fixed for the redemption of the Notes;

(ii)           for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(iii)          for a period of 15 days prior to the Record Date with respect to any Interest Payment Date; or

(iv)          which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, a Notes Offer or a Priority Asset Sale Offer.

Section 2.07.          Replacement Notes. If a mutilated Definitive Registered Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall (or shall direct the authenticating agent to), upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent, from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

Section 2.08.          Outstanding Notes. Notes outstanding at any time are all Notes authenticated by or on behalf of the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent holds, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, interest, premium, if any, and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09.          Notes Held by Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by any of its Affiliates shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or any of its Affiliates.

Section 2.10.          Definitive Registered Notes.

(a)            A Global Note deposited with a custodian for DTC pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of Definitive Registered Notes only if such transfer complies with Section 2.06 and (i) DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary for such Global Note or DTC ceases to be registered as a clearing agency under the Exchange Act, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) the Issuer, at its option, executes and delivers to the Trustee an Officer’s Certificate stating that such Global Note shall be so exchangeable or (iii) the owner of a Book-Entry Interest requests such an exchange in writing delivered through DTC following an Event of Default under this Indenture. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 11.01(a).

(b)           Any Global Note that is transferable to the beneficial owners thereof in the form of Definitive Registered Notes pursuant to this Section 2.10 shall be surrendered by the custodian for DTC, to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall itself or via the authenticating agent authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of Definitive Registered Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as DTC may direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of DTC or its nominee. In the event that a Global Note becomes exchangeable for Definitive Registered Notes, payment of principal, premium, if any, and interest on the Definitive Registered Notes will be payable, and the transfer of the Definitive Registered Notes will be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such Definitive Registered Notes shall bear the applicable legends set forth in Exhibit A attached hereto.

(c)            In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee and the authenticating agent a reasonable supply of Definitive Registered Notes in definitive, fully registered form without interest coupons.

Section 2.11.          Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12.          Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)           The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be delivered first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so delivered, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b)           The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.          Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14.          ISIN and CUSIP Numbers. The Issuer in issuing the Notes may use ISIN and CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN and CUSIP numbers, as appropriate, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISIN or CUSIP numbers.

Section 2.15.          Issuance of Additional Notes. The Issuer may, subject to Section 4.07 of this Indenture, issue Additional Notes from time to time under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

Article Three
REDEMPTION; OFFERS TO PURCHASE

Section 3.01.          Optional Redemption.

(a)            At any time on or after April 1, 2025, the Issuer may redeem on any one or more occasions all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, including any Additional Amounts, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2025	104.625%
2026	102.313%
2027 and thereafter	100.000%

(b)           Prior to April 1, 2025, the Issuer may redeem all or a part of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium (as calculated by the Issuer) as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date).

(c)           At any time and from time to time prior to April 1, 2025, the Issuer may redeem the Notes with the net cash proceeds received by the Issuer from any Equity Offering at a Redemption Price equal to 109.250% of the principal amount of such Notes, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date), in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date (together with Additional Notes); provided that:

(i)            in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(ii)           not less than 60% of the aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately thereafter (including Additional Notes, but excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently.

(d)           Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

Section 3.02.          Notices to Trustee. If the Issuer elects to redeem all or a portion of the Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the record date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is delivered to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and notified to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

Section 3.03.          Selection of Notes to Be Redeemed. If fewer than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed by a method that complies with the requirements, as certified to it by the Issuer, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the applicable procedures of DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to $1,000 in principal amount and any integral multiple thereof; provided that no Notes of $2,000 in principal amount or less may be redeemed in part. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly in writing of the Notes or portions of Notes to be called for redemption.

The Trustee shall not be liable for selections made in accordance with the provisions of this Section 3.03 or for selections made by DTC.

Section 3.04.          Notice of Redemption.

(a)            At least 10 days but not more than 60 days before a date for redemption of the Notes, the Issuer shall send a notice of redemption to each Holder to be redeemed at its address contained in the Security Register, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture, and shall comply with the provisions of Section 11.01(b).

(b)           The notice shall identify the Notes to be redeemed (including ISIN and CUSIP numbers) and shall state:

(i)            the Redemption Date and the record date;

(ii)           the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)          the name and address of the Paying Agent;

(iv)         that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)          that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi)         that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)        that, unless the Issuer and the Guarantor defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii)        the paragraph of the Notes or section of this Indenture pursuant to which such Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

For Notes which are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution for the aforesaid delivery.

(c)            In connection with any redemption of Notes described in this Section 3.04, any such redemption and/or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any related refinancing or a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Section 3.05.           Deposit of Redemption Price. At least one Business Day prior to any Redemption Date, by no later than 12:00 p.m. (New York, New York time) on that date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or any of its Affiliates is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that Redemption Date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall return to the Issuer following a written request by the Issuer any money so deposited that is not required for that purpose.

Section 3.06.           [Reserved].

Section 3.07.           Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes called for redemption specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to, but excluding, such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when delivered, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.08.           Notes Redeemed in Part.

(a)             Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Registrar who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

(b)            Upon surrender and cancellation of a Definitive Registered Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such Definitive Registered Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.09.           Redemption for Changes in Taxes. The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes (which notice shall be irrevocable and given in accordance with the procedures set forth under Section 3.04), at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or the Note Guarantee, the Issuer or the Guarantor is or would be required to pay Additional Amounts (but, in the case of the Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer without the obligation to pay Additional Amounts), and the Issuer or the Guarantor cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, appointment of a new Paying Agent but excluding the reincorporation or reorganization of the Issuer or the Guarantor), and the requirement arises as a result of:

(a)            any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction which change or amendment is announced and becomes effective after the date of the Offering Memorandum (or if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, after such later date); or

(b)            any change in, or amendment to, the official application, administration or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is announced and becomes effective after the date of the Offering Memorandum (or if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, after such later date) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

The Issuer shall not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or the Guarantor would be obligated to make such payment or Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the delivery of any notice of redemption of Notes pursuant to the foregoing, the Issuer shall deliver the Trustee an opinion of independent tax advisor of recognized standing qualified under the laws of the relevant Tax Jurisdiction (which advisor shall be reasonably acceptable to the Trustee) to the effect that there has been a Change in Tax Law which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer delivers a notice of redemption of the Notes as described above, it shall deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer or the Guarantor taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely conclusively on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions as described above, in which event it will be conclusive and binding on all of the Holders.

The foregoing provisions of this Section 3.09 will apply, mutatis mutandis, to any successor of the Issuer (or the Guarantor) with respect to a Change in Tax Law occurring after the time such Person becomes successor to the Issuer (or the Guarantor).

Article Four
COVENANTS

Section 4.01.           Payment of Notes. The Issuer and the Guarantor, jointly and severally, covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Subject to Section 2.04, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, as of 12:00 p.m. (New York, New York time) on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes (the “Overdue Rate”) in excess of the interest rate applicable to such Notes and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02.           [Reserved].

Section 4.03.           Maintenance of Properties. The Issuer shall cause all properties owned by the Issuer or the Guarantor or used or held for use in the conduct of its business or the business of the Guarantor to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.03 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Guarantor as a whole.

Section 4.04.           [Reserved].

Section 4.05.           Statement as to Compliance.

(a)            The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year or within 14 days of written request by the Trustee, an Officer’s Certificate stating that in the course of the performance by the signer of its duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and, if any, specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)            If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall promptly, and in any event within 30 days, deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or propose to take in respect thereof).

Section 4.06.           Priority Asset Sales.

(a)            The Issuer shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, consummate a Priority Asset Sale unless:

(i)            the Issuer (or the Subsidiary, as the case may be) receives consideration at the time of the Priority Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)           at least 75% of the consideration received in the Priority Asset Sale by the Issuer or such Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof (which determination may be made by the Issuer, at its option, either (x) at the time such Priority Asset Sale is approved by the Issuer’s Board of Directors or (y) at the time the Priority Asset Sale is completed); and

(iii)          if the Priority Asset Proceeds thereof, together with any other Priority Asset Proceeds which have not yet been applied (x) in accordance with Section 4.06(b) or (y) to make a Priority Asset Sale Offer, exceed $150.0 million, the amount of such aggregate Priority Asset Proceeds in excess of $150.0 million shall be deposited by the Issuer into a segregated account in the name of the Issuer (in which only Priority Asset Proceeds are deposited), pending application in accordance with Section 4.06(b).

(b)            Within 450 days after the receipt of any Priority Asset Proceeds, the Issuer (or the applicable Subsidiary, as the case may be) may apply such Priority Asset Proceeds:

(i)            to repurchase the Notes pursuant to an offer to all Holders at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase (a “Notes Offer”);

(ii)            to repurchase, prepay, redeem or repay Obligations under any Indebtedness that is pari passu in right of payment to the Notes and guaranteed by the Guarantor on a pari passu basis in right of payment with the Note Guarantee; provided that the Issuer will either (a) reduce the aggregate principal amount of Obligations under the Notes on an equal or ratable basis with any Obligations under such Indebtedness repaid pursuant to this clause(ii) by, at its option, (x) redeeming Notes as provided in Section 3.01 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par) and/or (b) make a Notes Offer to all holders of Notes to purchase their Notes on an equal or ratable basis with any Obligations under such Indebtedness repaid pursuant to this clause (ii);

(iii)          to make a capital expenditure; provided that the capital expenditure involves the acquisition of a Vessel by a new Principal Subsidiary that is a wholly-owned Subsidiary of the Guarantor (or by the Issuer and simultaneously contributed to a new Principal Subsidiary that is a wholly-owned Subsidiary of the Guarantor);

(iv)          to enter into a binding commitment to apply the Priority Asset Proceeds pursuant to clause (iii) of this Section 4.06(b); provided that such binding commitment (or any subsequent commitments replacing the initial commitment that may be cancelled or terminated) shall be treated as a permitted application of the Priority Asset Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 450-day period; and

(v)          any combination of the foregoing.

Pending the final application of any Priority Asset Proceeds (other than monies required to be deposited in a segregated account pursuant to Section 4.06(a)(iii), the Issuer (or the applicable Subsidiary) may temporarily reduce borrowings under any revolving credit facility, or otherwise invest the Priority Asset Proceeds in any manner that is not prohibited by this Indenture.

(c)            Any Priority Asset Proceeds that are not applied or invested as provided in Section 4.06(b) (it being understood that any portion of such Priority Asset Proceeds used to make an offer to purchase Notes as described in Section 4.06(b)(i) and/or Section 4.06(b)(ii) above shall be deemed to have been applied or invested whether or not such Notes Offer is accepted) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million (or at an earlier time, at the option of the Issuer), within ten Business Days thereof, the Issuer will make an offer (a “Priority Asset Sale Offer”) to all Holders of the Notes on a pro rata basis and may make an offer to all holders of other Indebtedness that is pari passu in right of payment with the Notes (to the extent as required by and in accordance with the terms of the documentation governing such other pari passu Indebtedness) to purchase, prepay or redeem the maximum principal amount of the Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Priority Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of a Priority Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes and such other pari passu tendered into (or to be prepaid or redeemed in connection with) such Priority Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Priority Asset Proceeds so applied, the Notes and the Obligations under such other pari passu Indebtedness, if applicable, to be purchased shall be selected on a pro rata basis (or in the manner provided in Section 3.03), based on the amounts tendered or required to be prepaid or redeemed; provided that, if applicable, such selection shall be conducted in a manner permitted by the indenture governing the Secured Notes. Upon completion of each Priority Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations (and rules of any exchange on which the Notes are then listed) to the extent those laws, regulations or rules are applicable in connection with each repurchase of Notes pursuant to a Priority Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations or exchange rules conflict with the Priority Asset Sale Offer or Notes Offer provisions of this Indenture, the Issuer will comply with the applicable securities laws, regulations and rules and will not be deemed to have breached its obligations under the Priority Asset Sale Offer or Notes Offer provisions of this Indenture by virtue of such compliance.

Section 4.07.           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)            The Guarantor will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Guarantor will not and will not permit any of its Subsidiaries to issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock.

(b)            Section 4.07(a) shall not, however, prohibit the incurrence of any of the following items of Indebtedness, without duplication (collectively, “Permitted Debt”):

(i)            [reserved];

(ii)           the incurrence by the Guarantor and its Subsidiaries of Existing Indebtedness (other than Indebtedness under (i) the Note Guarantee, (ii) the Guarantee of the $700M Liquidity Facility, (iii) the Specified Facility Second Priority Guarantees and (iv) the Existing ECA Facility Third Priority Guarantees);

(iii)          the incurrence by the Guarantor of Indebtedness represented by the Note Guarantee;

(iv)          the incurrence by the Guarantor or any of its Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, the issuance by the Guarantor of Disqualified Stock and the issuance by any Subsidiary of the Guarantor of preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation, repair, replacement or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of the Issuer or any of its Subsidiaries, in an aggregate principal amount or liquidation preference, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (iv), not to exceed the greater of $75.0 million and 0.25% of Total Assets at any time outstanding (it being understood that any such Indebtedness may be incurred and such Disqualified Stock and preferred stock may be issued after the acquisition, purchase, charter, leasing or rental or the design, construction, installation, repair, replacement or the making of any improvement with respect to any asset (including Vessels)); provided that any such property (including Vessels), plant or equipment or other assets constitute Priority Assets; provided, further, that the principal amount of any Indebtedness, Disqualified Stock or preferred stock permitted under this clause (iv) did not in each case at the time of incurrence exceed, together with amounts previously incurred and outstanding under this clause (iv) with respect to any applicable Vessel, (A) in the case of a completed Vessel, the book value and (B) in the case of an uncompleted Vessel, 80% of the contract price for the acquisition or construction of such Vessel, in the case of this clause (B), as determined on the date on which the agreement for acquisition or construction of such Vessel was entered into by the Issuer or its Subsidiary, plus, in the case of clauses (A) and (B), any other Ready for Sea Cost of such Vessel plus 100% of any related export credit insurance premium;

(v)          [reserved];

(vi)          Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness, Disqualified Stock or preferred stock) that was permitted to be incurred under clause (ii), (iii), (iv) or (vi) of this Section 4.07(b);

(vii)         the incurrence by the Guarantor or any of its Subsidiaries of intercompany Indebtedness between or among the Issuer, the Guarantor or any Subsidiary of the Issuer or the Guarantor; provided that:

(A)            if the Guarantor is the obligor on such Indebtedness, (i) such Indebtedness must be unsecured, (ii) ((a) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries and (b) only to the extent legally permitted (the Issuer and its Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Note Guarantee and (iii) no Subsidiary of the Guarantor may be the co-obligor or guarantor on such Indebtedness; and

(B)            (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer, the Guarantor or a Subsidiary of the Issuer or the Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer, the Guarantor or a Subsidiary of the Issuer or the Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Guarantor or such Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)       [reserved];

(ix)          the incurrence by the Guarantor or any of its Subsidiaries of Hedging Obligations and not for speculative purposes;

(x)           Guarantees by the Guarantor of Indebtedness (taken together with the Indebtedness of the Guarantor under the Notes) in an aggregate amount not to exceed $1,700 million at any one time outstanding, provided, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xi)          the incurrence by the Guarantor or any of its Subsidiaries of Indebtedness (A) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies and bankers’ acceptances in the ordinary course of business; (B) in respect of letters of credit, bankers’ acceptances, surety, bid, performance, travel or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with past practice or industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit, bankers’ acceptances or similar instruments in respect of self-insurance and workers compensation obligations, or for the protection of customer deposits or credit card payments; (C) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or pursuant to other treasury, depositary and cash management services in the ordinary course of business, so long as such Indebtedness is covered within 30 days; and (D) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(xii)         Indebtedness, Disqualified Stock or preferred stock (A) of any Person outstanding on the date on which such Person becomes a Subsidiary of the Guarantor or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Guarantor or one of its Subsidiaries or (B) incurred or issued to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Subsidiary of the Guarantor or was otherwise acquired by the Guarantor or a Subsidiary of the Guarantor;

(xiii)        Indebtedness arising from agreements of the Guarantor or any of its Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that (in the case of a disposition) the maximum liability of the Guarantor and its Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Guarantor and its Subsidiaries in connection with such disposition;

(xiv)        the incurrence by the Guarantor or any of its Subsidiaries of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xv)         Indebtedness of the Guarantor or any of its Subsidiaries incurred in connection with credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business;

(xvi)        the incurrence by the Guarantor or any of its Subsidiaries of Indebtedness, the issuance by the Guarantor or any Subsidiary of Disqualified Stock and the issuance by any Subsidiary of preferred stock to finance the replacement (through construction or acquisition) of a Vessel upon an Event of Loss of such Vessel in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Guarantor or any of its Subsidiaries from any Person in connection with such Event of Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Event of Loss and any costs and expenses incurred by the Guarantor or any of its Subsidiaries in connection with such Event of Loss;

(xvii)       the incurrence by the Guarantor or any of its Subsidiaries of Indebtedness in relation to (A) regular maintenance required on any of the Vessels owned or chartered by the Guarantor or any of its Subsidiaries, and (B) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels;

(xviii)      [reserved];

(xix)         Indebtedness existing solely by reason of Permitted Liens described in clause (29) of the definition thereof;

(xx)          [reserved];

(xxi)         Indebtedness of the Guarantor or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to the Issuer, any of its Subsidiaries or any joint venture or similar arrangement in the ordinary course of business;

(xxii)        Indebtedness of the Guarantor or any of its Subsidiaries supported by a letter of credit, bankers’ acceptance or similar instrument issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xxiii)       obligations of the Guarantor or any of its Subsidiaries evidenced by one or more letters of credit, bankers’ acceptances or similar instruments (and, without duplication, reimbursement agreements in respect thereof) incurred in the ordinary course of business of such Person or consistent with past practice or industry practice (including as required by any governmental authority) and not in connection with the borrowing of money;

(xxiv)      guarantees of passenger volume or port fees in the ordinary course of business;

(xxv)       the Specified Facility Second Priority Guarantees and the Existing ECA Facility Third Priority Guarantees;

(xxvi)      any Subordinated Guarantees issued, or to be issued pursuant to, or in connection with, any Other Obligations, so long as the lenders or investors party thereto (or an agent acting on their behalf), have entered, or will enter, into a Subordination Agreement (or an amendment thereto, to the extent already in effect with respect to the 2023 Guaranteed Notes); and

(xxvii)     Indebtedness of the Guarantor or any of its Subsidiaries incurred in connection with any bareboat charter, lease or similar arrangements.

(c)            Subject to clauses (xxv) and (xxvi) of Section 4.07(b), neither the Issuer nor the Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or the Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or the Guarantor solely by virtue of being unsecured, by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness under Credit Facilities.

(d)            For purposes of determining compliance with this Section 4.07, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxvii) of Section 4.07(b), the Issuer, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.07(b) and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.07.

(e)            In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock, in each case, in compliance with this Section 4.07, and the granting of any Lien to secure such Indebtedness, the Guarantor or its applicable Subsidiary may, at its option, designate such incurrence or issuance and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance and granting of such Lien therefor will be deemed for all purposes under this Indenture to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of usage of any baskets described herein (if applicable) (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith).

(f)             The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock, the accretion of liquidation preference and the increase in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.07.

(g)            For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of Indebtedness incurred under a revolving credit facility and at the option of the Issuer, first committed; provided that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; and (ii) if and for so long as any Indebtedness is subject to a Hedging Obligation with respect to the currency in which such Indebtedness is denominated covering principal amounts payable on such Indebtedness, the amount of such Indebtedness, if denominated in U.S. dollars, will be the amount of the principal payment required to be made under such Hedging Obligation and, otherwise, the U.S. dollar-equivalent of such amount plus the U.S. dollar-equivalent of any premium which is at such time due and payable but is not covered by such Hedging Obligation.

(h)            Notwithstanding any other provision of this Section 4.07, the maximum amount of Indebtedness that the Guarantor or any of its Subsidiaries may incur pursuant to this Section 4.07 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(i)             The amount of any Indebtedness outstanding as of any date will be:

(i)            in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

(ii)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)          in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)            the Fair Market Value of such assets at the date of determination; and

(B)            the amount of the Indebtedness of the other Person.

Section 4.08.           Liens.

(a)            The Guarantor shall not and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

(b)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness. For the avoidance of doubt, any Lien that is permitted under this Indenture to secure Indebtedness shall also be permitted to secure any obligations related to such Indebtedness.

Section 4.09.           Purchase of Notes upon a Change of Control.

(a)            If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. No purchase in part shall reduce the principal amount at maturity of the Notes held by any Holder to below $2,000.

(b)            Within 30 days following any Change of Control Triggering Event, the Issuer shall mail a notice to each Holder of Notes at such Holder’s registered address or otherwise deliver a notice in accordance with the procedures set forth in Section 3.04, with a copy to the Trustee, stating:

(i)            that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(ii)           the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”);

(iii)          that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes properly tendered pursuant to the Change of Control Offer will be accepted for payment on the Change of Control Payment Date;

(iv)          the Change of Control Payment;

(v)          the names and addresses of the Paying Agent and the offices or agencies referred to in Section 2.03;

(vi)         that Notes must be surrendered on or prior to the Change of Control Payment Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 2.03 to collect payment;

(vii)        that the Change of Control Payment for any Note which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Payment Date;

(viii)       other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance of the Change of Control Offer;

(ix)          that any Note not tendered will continue to accrue interest; and

(x)           that, unless the Issuer defaults in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date.

In the case of a Change of Control Offer that is notified in accordance with the foregoing prior to a Change of Control Triggering Event, the Change of Control Offer may be conditioned on the occurrence of the Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(c)            Upon receipt by the Issuer of the proper tender of Notes, the Holder of the Note in respect of which such proper tender was made shall (unless the tender of such Note is properly withdrawn) thereafter be entitled to receive solely the Change of Control Payment with respect to such Note. Upon surrender of any such Note for purchase in accordance with the foregoing provisions, the Holder of such Note shall be paid by the Issuer on the Change of Control Payment Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Payment Date shall be payable to the Holders of such Notes, registered as such on the relevant Record Dates according to the terms and the provisions of Section 4.01. If any Note tendered for purchase in accordance with the provisions of this Section 4.09 shall not be so paid upon surrender thereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control Payment Date at the rate prescribed therefor in such Note. Holders electing to have Notes purchased will be required to surrender such Notes to the Paying Agent at the address specified in the Change of Control Offer at least one Business Day prior to the Change of Control Payment Date. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Issuer, the Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, one or more new Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

(d)            On the Change of Control Payment Date, the Issuer will, to the extent lawful, (i) accept for payment all Notes or portions of Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount of money in same day funds sufficient to pay the aggregate Change of Control Payment in respect of all Notes or portions of Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) which have been properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail (or cause to be delivered) to each Holder of Notes which has properly tendered and so accepted the Change of Control Payment for such Notes, and the Issuer shall execute and the Trustee (or an authenticating agent appointed by the Issuer) shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on or after the Change of Control Payment Date. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Issuer’s expense to the Holder thereof. The Issuer will publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.

(e)            A tender made in response to a Change of Control Offer may be withdrawn if the Issuer receives, not later than the expiration date for the Change of Control Offer, or if there is no such expiration date, one Business Day prior to the Change of Control Payment Date, a written notice of withdrawal, specifying, as applicable:

(i)            the name of the Holder;

(ii)           the certificate number of the Note in respect of which such notice of withdrawal is being submitted;

(iii)          the principal amount of the Note (which shall be $2,000 or an integral multiple of $1,000 in excess thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted;

(iv)          a statement that such Holder is withdrawing its election to have such principal amount of such Note purchased; and

(v)          the principal amount, if any, of such Note (which shall be $2,000 or an integral multiple of $1,000 in excess thereof) that remains subject to the original Change of Control Offer and that has been or will be delivered for purchase by the Issuer.

(f)            Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Issuer any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Payment; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Issuer pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Payment of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Issuer and (y) unless otherwise directed by the Issuer in writing, promptly after the Business Day following the Change of Control Payment Date the Trustee shall return any such excess to the Issuer together with interest, if any, thereon.

(g)            This Section 4.09 will be applicable whether or not any other provisions of this Indenture are applicable.

(h)            If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(i)             The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations (and rules of any exchange on which the Notes are then listed) to the extent those laws, regulations or rules are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations or exchange rules conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with the applicable securities laws, regulations and rules and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(j)             The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the provisions of Section 6 or Section 7 of the Notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(k)            The provisions of this Section 4.09 relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the consent of Holders of a majority in principal amount of the Notes prior to the occurrence of the Change of Control.

Section 4.10.           Additional Amounts.

(a)            All payments made by or on behalf of the Issuer or the Guarantor (including, in each case, any successor entity) under or with respect to the Notes or the Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If the Issuer, the Guarantor or any other applicable withholding agent is required by law to withhold or deduct any amount for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction (other than the United States) in which the Issuer or the Guarantor is or was incorporated, engaged in business, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction (other than the United States) from or through which any payment is made by or on behalf of the Issuer or the Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each of (1) and (2), a “Tax Jurisdiction”) in respect of any payments under or with respect to the Notes or the Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each beneficial owner of the Notes after such withholding or deduction will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable with respect to:

(i)            any Taxes, to the extent such Taxes would not have been imposed but for the holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) being or having been a citizen or resident or national of, or incorporated, engaged in a trade or business in, being or having been physically present in or having a permanent establishment in, the relevant Tax Jurisdiction or having or having had any other present or former connection with the relevant Tax Jurisdiction, other than any connection arising solely from the acquisition, ownership or disposition of the Notes, the exercise or enforcement of rights under such Note, this Indenture or the Note Guarantee, or the receipt of payments in respect of such Note or Note Guarantee;

(ii)           any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(iii)          any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(iv)          any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Note Guarantee;

(v)          any Taxes to the extent such Taxes would not have been imposed or withheld but for the failure of the holder or beneficial owner of the Notes, following the Issuer’s reasonable written request addressed to the holder at least 60 days before any such withholding or deduction would be imposed, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification or documentation;

(vi)          any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a holder or beneficial owner of the Notes to the extent such Taxes could have been avoided by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent;

(vii)        any Taxes imposed on or with respect to any payment by the Issuer or the Guarantor to the holder of the Notes if such holder is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on such payments had such holder been the sole beneficial owner of such Note;

(viii)        any Taxes that are imposed pursuant to current Section 1471 through 1474 of the Code or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any regulations promulgated thereunder, any official interpretations thereof, any intergovernmental agreement between a non-U.S. jurisdiction and the United States (or any related law or administrative practices or procedures) implementing the foregoing or any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above); or

(ix)           any combination of clauses (i) through (viii) above.

In addition to the foregoing, the Issuer and the Guarantor shall also pay and indemnify the holder for any present or future stamp, issue, registration, value added, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and additions to tax related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee (limited, solely in the case of Taxes attributable to the receipt of any payments, to any such Taxes imposed in a Tax Jurisdiction that are not excluded under clauses (i) through (iii) or (v) through (ix) above or any combination thereof).

(b)            If the Issuer or the Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the Guarantor, as the case may be, shall deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Guarantor shall notify the Trustee in writing promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Issuer or the Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of such Additional Amounts. The Trustee shall be entitled to rely absolutely, and without liability to any Person therefor, on an Officer’s Certificate as conclusive proof that such payments are necessary.

(c)            The Issuer or the Guarantor, if it is the applicable withholding agent, shall make all withholdings and deductions (within the time period) required by law and shall remit the full amount deducted or withheld to the relevant Tax authority in accordance with Applicable Law. The Issuer or the Guarantor shall use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the Guarantor shall furnish to the Trustee (or to a Holder of the Notes upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

(d)            Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)            This Section 4.10 shall survive any termination, defeasance or discharge of this Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction (other than the United States) in which any successor Person to the Issuer (or the Guarantor) is incorporated, engaged in business, organized or resident for tax purposes, or any jurisdiction (other than the United States) from or through which payment is made under or with respect to the Notes (or any Note Guarantee) by or on behalf of such Person and, in each case, any political subdivision thereof or therein.

Section 4.11.           Reports to Holders.

(a)            The Issuer shall file with the Trustee, within 15 days after it has filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that the Issuer will be deemed to have filed copies of any such annual reports, documents or other reports with the Trustee to the extent that such annual reports, documents or other reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure).

(b)            If the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will, upon request, furnish to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the U.S. Securities Act so long as any Notes remain outstanding and constitute “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act.

(c)            To the extent that any reports or other information is not furnished within the time periods specified Section 4.11(a) and such reports or other information is subsequently furnished, the Issuer will be deemed to have satisfied it obligations with respect thereto and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(d)            Delivery of reports, information and documents to the Trustee is for informational purposes only, and its receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, the Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on the Officer’s Certificates delivered pursuant to this Indenture). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report delivered or filed under or in connection with this Indenture or the transactions contemplated thereunder. For the avoidance of doubt, the Trustee shall not have any duty to monitor, determine or inquire as to compliance or performance by the Issuer of its obligations under this Section 4.11 and the Trustee shall not be responsible or liable for the Issuer’s nonperformance or non-compliance with such obligations.

Section 4.12.           Re-flagging of Vessels. Notwithstanding anything to the contrary herein, a Subsidiary of the Issuer may re-flag a vessel that it owns or bareboat charters or reconstitute or continue itself in another jurisdiction, or amalgamate or merge with or into another Subsidiary of the Issuer, for the purpose of re-flagging a vessel that it owns or bareboat charters so long as at all times each Subsidiary of the Issuer remains organized under the laws of the United States, any state thereof, the District of Columbia, the Republic of Liberia or any country recognized by the United States. For the avoidance of doubt, the provisions of Article Five will not apply to a reconstitution, amalgamation or merger permitted under this Section 4.12; provided that any such reflagging transaction involving a Priority Vessel shall not result in such Priority Vessel being owned by a Person that is not the Guarantor or a wholly-owned Subsidiary of the Guarantor.

Article Five
CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01.           Merger, Consolidation or Sale of Assets.

(a)            The Issuer may consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may permit any Person to consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to it, provided that (i) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Issuer as a result thereof as having been incurred by the Issuer at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing, (ii) either the Issuer shall be the continuing corporation, or the successor Person (if other than the Issuer) shall be a corporation, trust or partnership organized under the laws of the United States, any state thereof, the District of Columbia, the Republic of Liberia or any country recognized by the United States and such successor Person shall expressly assume the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts, if any, payable pursuant to Section 4.10) on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Issuer by supplemental indenture, executed and delivered to the Trustee by such Person and (iii) the Issuer delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and, in the case in which a supplemental indenture is entered into, such supplemental indenture, comply with this Section 5.01 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with. Clause (i) of this Section 5.01(a) will not apply to (i) any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets to or merger or consolidation of the Issuer with or into the Guarantor or (ii) any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets to or merger or consolidation of the Issuer with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction for tax reasons.

(b)            The Guarantor may consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may permit any Person to consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to it, provided that (i) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Guarantor as a result thereof as having been incurred by the Guarantor at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing, (ii) either the Guarantor shall be the continuing corporation, or the successor Person (if other than the Issuer) shall be a corporation, trust or partnership organized under the laws of the United States, any state thereof, the District of Columbia, the Republic of Liberia or any country recognized by the United States. and such successor Person shall assume all the obligations of the Guarantor under its Note Guarantee and this Indenture, pursuant to a supplemental indenture, executed and delivered to the Trustee by such Person and (iii) the Issuer delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and, in the case in which a supplemental indenture is entered into, such supplemental indenture, comply with this Section 5.01 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(c)             Notwithstanding the provisions of Section 5.01(b) above, the Issuer or the Guarantor may consolidate or merge with or into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Guarantor, reincorporating the Issuer or the Guarantor in another jurisdiction or changing the legal form of the Issuer or the Guarantor.

Section 5.02.            Successor Person Substituted.

In case of any such consolidation, merger, transfer, lease or conveyance and upon any assumption by the successor Person, to the extent required under this Article Five, such successor Person shall succeed to and be substituted for the Issuer or the Guarantor, as the case may be, with the same effect as if such party had been named herein as the party of the first part, and the predecessor Person, except in the event of a lease, shall be relieved of any further obligation under this Indenture, the Notes and the Notes Guarantee, as applicable. If such successor Person succeeds to and is substituted for the Issuer, such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Issuer, any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such successor Person, instead of the Issuer, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by an Officer of the Issuer to the Trustee for authentication, and any Notes which such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof.

Article Six
EVENTS OF DEFAULT

Section 6.01.           Events of Default.

(a)            Each of the following shall be an “Event of Default”:

(i)            default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes;

(ii)           default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(iii)          [reserved];

(iv)          failure by the Issuer or the Guarantor for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clause (i) or (ii) above);

(v)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries), other than Indebtedness owed to the Issuer or any of its Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)            is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; or

(B)            results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness that is due and has not been paid, together with the principal amount of any other such Indebtedness that is due and has not been paid or the maturity of which has been so accelerated, equals or exceeds $100.0 million in aggregate;

(vi)           [reserved];

(vii)          [reserved];

(viii)         except as permitted by this Indenture (including with respect to any limitations), the Note Guarantee of the Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor denies or disaffirms its obligations under its Note Guarantee and such Default continues for 30 days; or

(ix)            the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer or any of its Subsidiaries that is a Significant Subsidiary, or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary, as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that taken together, would constitute a Significant Subsidiary under any Applicable Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any such Subsidiary or group of Subsidiaries of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(x)             the commencement by the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Issuer or such Subsidiary or group of Subsidiaries to the entry of a decree or order for relief in respects of the Issuer or such Subsidiary or group of Subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or such Subsidiary or group of Subsidiaries, or the filing by the Issuer or such Subsidiary or group of Subsidiaries of a petition or answer or consent seeking reorganization or relief under any Applicable Law, or the consent by the Issuer or such Subsidiary or group of Subsidiaries to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any such Subsidiary or group of Subsidiaries of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or such Subsidiary or group of Subsidiaries of any such action.

Section 6.02.           Acceleration.

(a)            If an Event of Default with respect to the Notes (other than an Event of Default specified in Sections 6.01(a)(ix) and 6.01(a)(x)) occurs and is continuing, the Trustee may, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may and the Trustee shall, if so directed by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, declare all the Notes to be due and payable immediately. In the event a declaration of acceleration of the Notes pursuant to Section 6.01(a)(v) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(v) shall be remedied or cured, or waived by the Holders of the relevant Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(b)            In the case of an Event of Default arising under Sections 6.01(a)(ix) and 6.01(a)(x), with respect to the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

(c)            Subject to the provisions of Article Seven, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any losses, liabilities and expenses (including, without limitation, attorneys’ fees and expenses).

(d)            Within 30 days of the occurrence of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

Section 6.03.           Other Remedies. If an Event of Default occurs and is continuing, the Trustee may (but shall not be obligated to) in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee, without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.04.         Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, by written notice to the Trustee, on behalf of the Holders of all the Notes, rescind acceleration or waive any past or existing Default hereunder and its consequences, except a continuing Default or Event of Default:

(a)            in the payment of the principal of, premium, if any, Additional Amounts, if any, or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of each Holder affected); or

(b)            for any Note held by a non-consenting Holder, in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holders affected by such modification or amendment.

Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05.         Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a)            the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines, without obligation, in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction;

(b)            the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; and

(c)            the Trustee may withhold from Holders a notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any.

Section 6.06.         Limitation on Suits. No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)            such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b)            the Holders of not less than 25% in principal amount of the outstanding Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)            such Holder or Holders have offered to the Trustee reasonable security or indemnity against any losses, liabilities and expenses (including without limitation, attorneys’ fees and expenses) to be incurred in compliance with such request;

(d)            the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and/or security (including by way of pre-funding); and

(e)            during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in the Note.

Section 6.07.         Unconditional Right of Holders to Bring Suit for Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of payment of principal, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes shall not be impaired or affected without the consent of such Holder.

Section 6.08.         Collection Suit by Trustee. The Issuer covenants that if default is made in the payment of:

(a)            any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)            the principal of (or premium, if any, on) any Note at the Stated Maturity thereof, the Issuer shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Notes, the whole amount then due and payable on the Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.05 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09.         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.05) and the Holders allowed in any judicial proceedings relative to the Issuer or the Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.05. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.05 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money securities and other properties which the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.         Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee and any Agent for amounts due under Section 7.05;

SECOND: to the Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest (with interest (to the extent that such interest has been collected by the Trustee and is permitted by Applicable Law) upon the overdue installments of interest and overdue principal at the Overdue Rate) applicable to the Notes, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD: to the Issuer, the Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 30 days before such record date, the Issuer shall deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid. This Section 6.10 is subject at all times to the provisions set forth in Section 11.02.

Section 6.11.         Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

Section 6.12.         Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13.         Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14.         Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15.         Record Date. The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04 and 6.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

Section 6.16.         Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article Seven
TRUSTEE

Section 7.01.         Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has received written notice, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)            Subject to the provisions of Section 7.01(a), the Trustee (i) undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) shall not have any duties or responsibilities except those expressly set forth in this Indenture.

(c)            In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(d)            The Trustee shall not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i)            the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(ii)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction from the Issuer or the Holders, including, without limitation, any direction received by it pursuant to Section 6.02 or Section 6.05.

(e)            The Trustee and any Paying Agent shall not be liable for interest on any money received by it except as the Trustee and any Paying Agent may agree in writing with the Issuer or the Guarantor. Money held by the Trustee or the Principal Paying Agent need not be segregated from other funds except to the extent required by law.

(f)            No provision of this Indenture shall require the Trustee, each Agent, or the Principal Paying Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(g)            Any provisions hereof relating to the conduct or affecting the liability of or affording protection to the Trustee or each Agent, as the case may be, shall be subject to the provisions of this Article Seven.

Section 7.02.         Certain Rights of Trustee.

(a)            Following the occurrence of a Default or an Event of Default, the Trustee is entitled to require all Agents to act under its direction;

(b)            The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of such Default or Event of Default from the Issuer or any Holder is received by a Responsible Officer of the Trustee, at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. In the absence of receipt of such notice, the Trustee may conclusively assume that there is no Default or Event of Default;

(c)            The Trustee may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons;

(d)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 11.02. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel and such Officer’s Certificate or Opinion of Counsel will be equal to complete authorization;

(e)            The Trustee may execute any of the trusts or powers hereunder either directly or by or through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence or for the supervision, of any attorney, custodian, nominee or agent appointed with due care by it hereunder;

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security and/or indemnity (including by way of pre-funding) satisfactory to the Trustee against any losses, liabilities and expenses (including without limitation, attorneys’ fees and expenses) that might be incurred by the Trustee in compliance with such request or direction;

(g)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of such Issuer;

(h)            The Trustee (or any of its officers, directors, employees or agents) shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers;

(i)             Whenever, in the administration of this Indenture, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate and such matter be deemed to be conclusively proved and established by an Officer’s Certificate, and such Officer’s Certificate shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the reliance thereof;

(j)             The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion (but shall have no obligation) may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney;

(k)            The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(l)             In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee shall not be obligated to act upon any such directions unless and until it receives a joint instruction from such directing parties or an instruction from one party with the consent of the other;

(m)           The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

(n)            Delivery of reports, information and documents to the Trustee under Section 4.11 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any of its Subsidiary’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(o)            The Trustee shall not be liable for interest on, or to invest, any money received by it except as the Trustee may agree in writing with the Issuer;

(p)            The rights, privileges, protections, immunities and benefits given to the Trustee in this Indenture, including, without limitation, its rights to be indemnified and compensated, are extended to, and will be enforceable by, the Trustee in its capacity hereunder, by the Registrar, the Agents, and each agent, custodian and other Person employed to act hereunder;

(q)            The Trustee may consult with counsel or other professional advisors and the advice of such counsel or professional advisor or any Opinion of Counsel will, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(r)            The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Subsidiaries in Article Four hereof;

(s)            The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under Applicable Law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes, but may at its sole discretion, choose to do so;

(t)            The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics or other public health crises; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action or any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above.

(u)            The Trustee shall not under any circumstance be liable for any indirect or consequential loss, special or punitive damages (including loss of business, goodwill or reputation, opportunity or profit of any kind) of the Issuer or any of its Subsidiaries even if advised of it in advance and even if foreseeable.

(v)            The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(w)            The Trustee shall not be liable to any Person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(x)            No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to Applicable Law or regulation.

(y)            The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York and may without liability (other than in respect of actions constituting willful misconduct or gross negligence) do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

(z)            The Trustee may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(aa)         The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a Person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(bb)         In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable AML Laws”), the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable AML Laws.

Section 7.03.         Individual Rights of Trustee. The Trustee, any Transfer Agent, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and, may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Transfer Agent, Registrar or such other agent. The Trustee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Issuer or any of its Affiliates or Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from the Issuer for services in connection with this Indenture and otherwise without having to account for the same to the Trustee or to the Holders from time to time. If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of this Indenture.

Section 7.04.         Disclaimer of Trustee. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or the Notes. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it will not be responsible for any statement or recital herein or any statement on the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication.

Section 7.05.         Compensation and Indemnity. The Issuer and the Guarantor, jointly and severally, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantor, jointly and severally, shall pay or reimburse the Trustee promptly upon request for all reasonable disbursements, expenses and advances incurred or made by the Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, charges, advances and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

The Issuer and the Guarantor, jointly and severally, shall indemnify, defend and hold harmless the Trustee and its officers, directors, employees, representatives and agents, from and against and reimburse the Trustee for any and all claims, obligations, losses, liabilities, expenses (including attorneys’ fees and expenses), damages, injuries (to Person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments of whatever kind or nature regardless of their merit, demanded, asserted, claimed or incurred by or against the Trustee directly or indirectly relating to, or arising from, claims against the Trustee by reason of its participation in the transactions contemplated hereby, including without limitation, the costs and expenses of enforcing this Indenture against the Issuer and the Guarantor (including this Section 7.05) and all reasonable costs required to be associated with claims for damages to Persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs, except to the extent caused by the Trustee gross negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantor of its obligations hereunder. The Issuer shall, at the sole discretion of the Trustee, defend the claim and the Trustee may cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the Trustee may at its option have separate counsel of its own choosing and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld or delayed. The Issuer shall not reimburse any expense or indemnify against any losses, liabilities and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence conclusively determined by a court of competent jurisdiction not subject to appeal.

To secure the Issuer’s payment obligations in this Section 7.05, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee. Such Lien shall survive the satisfaction and discharge of all Notes under this Indenture.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(ix) with respect to the Issuer, the Guarantor, or any Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer and the Guarantor’s obligations under this Section 7.05 and any claim or Lien arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

Section 7.06.         Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.06.

The Trustee may resign at any time by giving written notice to the Issuer and the Holders. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.08;

(b)            the Trustee is adjudged bankrupt or insolvent;

(c)            a receiver or other public officer takes charge of the Trustee or its property; or

(d)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.06 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee, as the case may be, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, the retiring Trustee shall be released from its obligations hereunder, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.05.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 30% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer. Without prejudice to the right of the Issuer to appoint a successor Trustee in accordance with the provisions of this Indenture, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.

If the Trustee fails to comply with Section 7.08, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.06, the Issuer’s and the Guarantor’s obligations under Section 7.05 shall continue for the benefit of the retiring Trustee.

Section 7.07.         Successor Trustee by Merger. Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such entity shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.08.         Eligibility; Disqualification. There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and which is generally recognized as an entity which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum. The Trustee shall have a combined capital and surplus of at least $50,000,000, as set forth in its most recent published annual report of condition.

Section 7.09.         Appointment of Co-Trustee.

(a)            It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on Default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.09 are adopted to these ends.

(b)            In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and Lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)            Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall to the extent permitted by the laws of the State of New York and the jurisdictions of organization of the Issuer, on request, be executed, acknowledged and delivered by the Issuer; provided that if an Event of Default shall have occurred and be continuing, if the Issuer do not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)            Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)            all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii)           no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e)            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f)            Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

Section 7.10.         Resignation of Agents.

(a)            Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving to the Issuer and the Trustee and (except in the case of resignation of the Principal Paying Agent) the Principal Paying Agent 30 days’ written notice to that effect (waivable by the Issuer and the Trustee); provided that in the case of resignation of the Principal Paying Agent no such resignation shall take effect until a new Principal Paying Agent (approved in advance in writing by the Trustee) shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent. Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 11.01. Such notice shall expire at least 30 days before or after any due date for payment in respect of the Notes.

(b)            If any Agent gives notice of its resignation in accordance with this Section 7.10 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c)            Upon its resignation becoming effective the Principal Paying Agent shall forthwith transfer all moneys held by it hereunder hereof to the successor Principal Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

Section 7.11.         Agents General Provisions.

(a)            Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)            Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notification from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(c)            Funds held by Agents. The Agents will hold all funds subject to the terms of this Indenture.

(d)            Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuer will be met upon delivery of the notice to DTC.

(e)            Instructions. In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly, and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.11, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(f)            No Fiduciary Duty. No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any Person.

(g)            Mutual Undertaking. Each party shall, within ten Business Days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with applicable law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 7.11(g) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) applicable law or (b) duty of confidentiality. For purposes of this Section 7.11(g), “applicable law” shall be deemed to include (i) any rule or practice of any regulatory or governmental authority by which any party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any regulatory or governmental authority and any party that is customarily entered into by institutions of a similar nature.

(h)            Tax Withholding.

(i)            The Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated; provided, however, that the Issuer’s obligations under this Section 7.11(h) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(ii)           Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 7.11(h)(ii).

Section 7.12.         Subordination Agreements. Each Holder, by accepting a Note, shall be deemed to have irrevocably authorized the Trustee to (i) execute each Subordination Agreement (or an amendment thereto, to the extent already in effect with respect to the 2023 Guaranteed Notes) required to be entered into by the Guarantor pursuant to this Indenture (and any further amendments thereto) and (ii) to perform the duties and exercise the rights, powers and discretions that are specifically given to the Trustee under each Subordination Agreement.

Article Eight
DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01.         Issuer’s Option to Effect Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time prior to the Stated Maturity of the Notes, by a resolution of its Board of Directors, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02.         Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantor shall be deemed to have been discharged from their obligations with respect to the outstanding Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest (including Additional Amounts) on such Notes when such payments are due, (b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantor’s obligations in connection therewith and (d) the provisions of this Article Eight. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Section 8.03.         Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantor shall be released from their obligations under any covenant contained in Sections 4.04 through 4.09, 4.11 through 4.12 and 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04.         Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a)            the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (with respect to any non-callable Government Securities), to pay the principal of, or interest (including Additional Amounts and premium, if any) on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)            in the case of Legal Defeasance, the Issuer must deliver to the Trustee:

(i)            an opinion of United States counsel, which counsel is reasonably acceptable to the Trustee, confirming that (A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(ii)           an Opinion of Counsel in the jurisdiction of incorporation of the Issuer, which counsel is reasonably acceptable to the Trustee, to the effect that the holders of the Notes will not recognize income, gain or loss for tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)            in the case of Covenant Defeasance, the Issuer must deliver to the Trustee:

(i)            an opinion of United States counsel, which counsel is reasonably acceptable to the Trustee, confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(ii)           an Opinion of Counsel in the jurisdiction of incorporation of the Issuer, which counsel is reasonably acceptable to the Trustee, to the effect that the holders of the Notes will not recognize income, gain or loss for tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(d)            no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(e)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or the Guarantor is a party or by which the Issuer or the Guarantor is bound;

(f)            the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(g)            the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and the Guarantor shall remain liable for such payments.

Section 8.05.         Satisfaction and Discharge of Indenture. This Indenture and the rights of the holders of the Notes shall be discharged and shall cease to be of further effect as to all Notes issued thereunder, when:

(a)            either:

(i)            all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(ii)            all Notes that have not been delivered to the Trustee for cancellation (A) have become due and payable by reason of the delivery of a notice of redemption or otherwise, (B) will become due and payable within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and in each case, the Issuer or the Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (with respect to any non-callable Government Securities), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption; provided that, upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid);

(b)            the Issuer or the Guarantor has paid or caused to be paid all sums payable by it with respect to the Notes under this Indenture;

(c)            the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(d)            the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a), (b) and (c)).

Section 8.06.         Survival of Certain Obligations. Notwithstanding Sections 8.01 and 8.03, any obligations of the Issuer and the Guarantor in Sections 2.02 through 2.14, 6.07, 7.05 and 7.06 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer or the Guarantor in Section 7.05 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07.         Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or Section 8.03 and Section 8.04 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and Guarantor’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08.         Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in U.S. dollars and/or non-callable Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited cash or Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09.         Repayment to Issuer. Subject to Sections 7.05, and 8.01 through 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or deliver to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or delivery) any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an Applicable Law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.10.         Indemnity for Government Securities. The Issuer shall pay and shall indemnify the Trustee and the Paying Agent against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such Government Securities.

Article Nine
AMENDMENTS AND WAIVERS

Section 9.01.         Without Consent of Holders.

(a)            The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolutions to the Trustee), the Guarantor, and the Trustee (as applicable and to the extent each is a party to the relevant document) may modify, amend or supplement this Indenture, the Notes and the Note Guarantee without notice to or consent of any Holder:

(i)            to cure any ambiguity, omission, error, defect or inconsistency;

(ii)           to provide for the assumption of the Issuer’s or the Guarantor’s obligations to Holders of Notes and the Note Guarantee in the case of a consolidation or merger or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s or the Guarantor’s assets, as applicable;

(iii)          to make any change that would provide any additional rights or benefits to the Holders of Notes or that, in the good faith judgment of the Board of Directors of the Issuer, does not adversely affect the legal rights under this Indenture of any such holder in any material respect;

(iv)          to conform the text of this Indenture, the Notes or the Note Guarantee to any provision of the section entitled “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or any Note Guarantee;

(v)           to add security to or for the benefit of the Notes (and to enter into any associated security, intercreditor or similar agreement with respect to such security) or to confirm and evidence the release, termination, discharge or retaking of the Note Guarantee or any amendment in respect thereof with respect to the Notes when such release, termination, discharge or retaking or amendment is permitted under this Indenture;

(vi)          [reserved];

(vii)         to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(viii)        to allow any Person to execute a Supplemental Indenture and a Note Guarantee with respect to the Notes;

(ix)          to provide for uncertificated Notes in addition to or in place of Definitive Registered Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code); or

(x)           to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture.

(b)            In connection with any proposed amendment or supplement in respect of such matters, the Trustee will be entitled to receive, and rely conclusively on, an Opinion of Counsel and an Officer’s Certificate, each stating that such amendment or supplement is authorized or permitted by the terms of this Indenture, the Notes and the Note Guarantee, as applicable, and that all conditions precedent provided in this Indenture, the Notes and the Note Guarantee, as applicable, relating to the execution and delivery of such amendment have been complied with. Notwithstanding the foregoing, the Trustee shall not have any obligation to enter into any amendment, waiver, supplement or other modification that affects its own rights, protections, duties, indemnities or immunities under this Indenture or any other agreement.

Without limiting the generality of any other statements in this Indenture), the provisions of the TIA, as amended, shall not apply to any amendments to or waivers or consents under this Indenture.

Section 9.02.         With Consent of Holders.

(a)            Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01, this Indenture, the Notes and the Note Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)            Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i)            reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(ii)           reduce the principal of or change the fixed maturity of any Note or reduce the premium payable upon the redemption of any such Note or change the time at which such Note may be redeemed;

(iii)          reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)          impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof;

(v)           waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment Default that resulted from such acceleration);

(vi)          make any Note of payable in money other than that stated in the Notes;

(vii)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes;

(viii)        waive a redemption payment with respect to any Note (other than a payment required by Section 4.06 or Section 4.09);

(ix)          make any change to or modify the ranking of the Notes as to contractual right of payment in a manner that would adversely affect the holders thereof;

(x)           release the Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(xi)          make any change in the preceding amendment and waiver provisions.

(c)            The consent of the Holders shall not be necessary under this Indenture to approve the particular form of any proposed amendment, modification, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement, waiver or consent. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03.         Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.04.         Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder.

Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 9.05.         [Reserved].

Section 9.06.         Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 11.01(b), setting forth in general terms the substance of such Supplemental Indenture or waiver.

Section 9.07.         Trustee to Sign Amendments, Etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s, as the case may be, own rights, duties or immunities under this Indenture. The Trustee shall receive an indemnity and/or security (including by way of pre-funding) satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture, that all conditions precedent in connection with such amendment, supplement or waiver have been satisfied, and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer enforceable against it in accordance with its terms (for the avoidance of doubt, such Opinion of Counsel is not required with respect to the Guarantor). Such Opinion of Counsel and Officer’s Certificate shall be an expense of the Issuer.

Article Ten
NOTE GUARANTEE

Section 10.01.       Note Guarantee.

(a)            The Guarantor, either by execution of this Indenture or a Supplemental Indenture, fully and, subject to the limitations on the effectiveness and enforceability set forth in this Indenture or such Supplemental Indenture, as applicable, unconditionally guarantees, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to, each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Note Obligations”). The Guarantor further agrees that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and that the Guarantor shall remain bound under this Article Ten notwithstanding any extension or renewal of any Note Obligation. All payments under the Note Guarantee will be made in U.S. dollars.

(b)            The Guarantor hereby agrees that its obligations hereunder shall be as if it were a principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided that notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantor increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantee (including, for the avoidance of doubt, any right which the Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantor or its assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that its Note Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.04. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)            The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Section 10.02.       Subrogation.

(a)            The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor pursuant to the provisions of its Note Guarantee.

(b)            The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 10.02.

Section 10.03.       Release of Note Guarantee.

The Note Guarantee of the Guarantor shall automatically be released:

(a)            upon the full and final payment of the Notes;

(b)            upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes, the Note Guarantee and this Indenture as provided under Article Eight; or

(c)            as described under Article Nine;

provided that, in each case, the Guarantor has delivered to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

The Trustee shall execute such documents reasonably requested of it by the Issuer, to effectuate a release of a Note Guarantee permitted hereunder, which documents shall be prepared and delivered to the Trustee by the Issuer. Each of the releases set forth above (other than clause (c), if required) shall be effected by the Trustee without the consent of the Holders and will not require any other action or consent on the part of the Trustee.

Section 10.04.       Limitation and Effectiveness of Note Guarantee. The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor result in the obligations of the Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.05.       Notation Not Required. Neither the Issuer nor the Guarantor shall be required to make a notation on the Notes to reflect the Note Guarantee or any release, termination or discharge thereof.

Section 10.06.       Successors and Assigns. This Article Ten shall be binding upon the Guarantor and each of its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.07.       No Waiver. Neither a failure nor a delay on the part of the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

Section 10.08.       Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

Article Eleven
MISCELLANEOUS

Section 11.01.       Notices.

(a)            Any notice or communication shall be in writing and delivered in person or mailed by first class mail, fax, electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:

if to the Issuer or the Guarantor:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: Naftali Holtz, Chief Financial Officer

Antje M. Gibson, Vice President and Treasurer

with a copy to:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: Chief Legal Officer

if to the Trustee, Principal Paying Agent or Transfer Agent:

The Bank of New York Mellon Trust Company, N.A.

4655 Salisbury Road, Suite 300

Jacksonville, Florida 32256

Attn: Corporate Trust Administration

The Issuer, the Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)            All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; when answered back, if electronically transmitted; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder, when the Notes are in the form of Definitive Notes, will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register. Any notice or communication to a Holder, when the Notes are in the form of Global Notes, will be sent pursuant to the applicable procedures of DTC. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, regardless of whether the addressee receives it (other than with respect to notices or communications by facsimile or electronic transmission, which will be deemed to be duly given when receipt is acknowledged or when answered back, respectively).

(c)            Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(d)            All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. The Issuer and the Guarantor agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 11.02.       Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or the Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Original Notes on the date hereof), the Issuer or the Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)            an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the Officer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the Officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

Section 11.03.       Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 11.04.       Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 11.05.       No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or the Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantor under the Notes, this Indenture and the Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 11.06.       Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 11.07.       Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.08.       Jurisdiction. The Issuer and the Guarantor agree that any suit, action or proceeding against the Issuer or the Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes or the Note Guarantee may be instituted in any state or Federal court located in The City of New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Note Guarantee, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantor, as the case may be, are subject by a suit upon such judgment; provided that service of process is effected upon the Issuer or the Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Issuer and the Guarantor has appointed the Issuer’s General Counsel, located at his office at the Issuer, 1050 Caribbean Way, Miami, Florida 33132, or any successor so long as such successor is resident in the United States and can act for this purpose, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Note Guarantee or the transactions contemplated herein which may be instituted in any state or Federal court in The City of New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuer’s General Counsel has hereby accepted such appointment and has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer. Notwithstanding the foregoing, any action involving the Issuer arising out of or based upon this Indenture, the Notes or the Note Guarantee may be instituted by any Holder or the Trustee in any other court of competent jurisdiction. The Issuer expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto.

EACH OF THE ISSUER, THE GUARANTOR AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.09.       No Recourse Against Others. A director, officer, employee, incorporator, member or shareholder, as such, of the Issuer or the Guarantor shall not have any liability for any obligations of the Issuer or the Guarantor under this Indenture, the Notes or the Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

Section 11.10.       Successors. All agreements of the Issuer and the Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.11.       Counterparts. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or other electronic format (i.e., “pdf” or “tif” or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic format (i.e., “pdf” or “tif” or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be deemed to be their original signatures for all purposes. Any electronically signed document delivered via email from a Person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. The Trustee shall not have any duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 11.12.       Table of Contents and Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 11.13.       Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.14.       Currency Indemnity. Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”) which is made to or for the account of any holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or the Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under this Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency which may be purchased in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the Trustee, as the case may be, the Issuer and the Guarantor shall indemnify and hold harmless the holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Very truly yours,

Royal Caribbean Cruises Ltd.

By:	/s/ Antje M. Gibson
	Name:	Antje M. Gibson
	Title:	VP, Treasurer

RCI Holdings LLC, As Guarantor

By:	/s/ Antje M. Gibson
	Name:	Antje M. Gibson
	Title:	Treasurer

[Signature Page to Indenture - Senior Guaranteed Notes]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee, Principal Paying Agent, Transfer Agent and Registrar

By:	/s/ April Bradley
	Name:	April Bradley
	Title:	Vice President

[Signature Page to Indenture - Senior Guaranteed Notes]

Exhibit A

[FORM OF FACE OF NOTE]

ROYAL CARIBBEAN CRUISES LTD.

[If Regulation S Global Note – CUSIP Number V7780T AK9 / ISIN US V7780TAK98]

[If Restricted 144A Global Note – CUSIP Number 780153 BR2 / ISIN US780153BR26]

No. [●]

[Include if Global Note — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF DTC OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

A-1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, AND AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE DATE WHEN THE NOTES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) IN THE UNITED STATES TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (PROVIDED THAT PRIOR TO A TRANSFER PURSUANT TO CLAUSE (D) OR (E), THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (D) OR (F) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT SHALL NOT TRANSFER THE SECURITIES IN AN AMOUNT LESS THAN $2,000.

9.250% SENIOR NOTE DUE 2029

Royal Caribbean Cruises Ltd., a corporation incorporated and existing under the laws of the Republic of Liberia, for value received, promises to pay to Cede & Co. or registered assigns the principal sum of $                 (as such amount may be increased or decreased as indicated in Schedule A (Schedule of Principal Amount in the Global Note) of this Note) on January 15, 2029.

From October 6, 2022 or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 9.250%, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2023 to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest on overdue principal and interest, including Additional Amounts, if any, will accrue at a rate that is 2.0% higher than the interest rate on the Notes.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

A-2

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

A-3

IN WITNESS WHEREOF, Royal Caribbean Cruises Ltd. has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Officer

A-4

[FORM OF REVERSE SIDE OF NOTE]
9.250% Senior Note due 2029

1.	Interest

Royal Caribbean Cruises Ltd., a corporation incorporated and existing under the laws of the Republic of Liberia (together with it successors and assigns under the Indenture, the “Issuer”), for value received, promises to pay interest on the principal amount of this Note from October 6, 2022 at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the interest rate borne by the Notes compounded semi-annually, and interest on overdue principal and interest, including Additional Amounts, if any, will accrue at a rate that is 2.0% higher than the interest rate on the Notes. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.	Additional Amounts

(a)            All payments made by or on behalf of the Issuer or the Guarantor (including, in each case, any successor entity) under or with respect to the Notes or the Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If the Issuer, the Guarantor or any other applicable withholding agent is required by law to withhold or deduct any amount for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction (other than the United States) in which the Issuer or the Guarantor is or was incorporated, engaged in business, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction (other than the United States) from or through which any payment is made by or on behalf of the Issuer or the Guarantor (including, without limitation, the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each of (1) and (2), a “Tax Jurisdiction”) in respect of any payments under or with respect to the Notes or the Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each beneficial owner of the Notes after such withholding or deduction shall equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable with respect to:

(1)            any Taxes, to the extent such Taxes would not have been imposed but for the holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) being or having been a citizen or resident or national of, or incorporated, engaged in a trade or business in, being or having been physically present in or having a permanent establishment in, the relevant Tax Jurisdiction or having or having had any other present or former connection with the relevant Tax Jurisdiction, other than any connection arising solely from the acquisition, ownership or disposition of Notes, the exercise or enforcement of rights under such Note, the Indenture or the Note Guarantee, or the receipt of payments in respect of such Note or the Note Guarantee;

A-5

(2)            any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3)            any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(4)            any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Note Guarantee;

(5)            any Taxes to the extent such Taxes would not have been imposed or withheld but for the failure of the holder or beneficial owner of the Notes, following the Issuer’s reasonable written request addressed to the holder at least 60 days before any such withholding or deduction would be imposed, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification or documentation;

(6)            any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a holder or beneficial owner of the Notes to the extent such Taxes could have been avoided by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent;

(7)            any Taxes imposed on or with respect to any payment by the Issuer or the Guarantor to the holder of the Notes if such holder is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on such payments had such holder been the sole beneficial owner of such Note;

(8)            any Taxes that are imposed pursuant to current Section 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any regulations promulgated thereunder, any official interpretations thereof, any intergovernmental agreement between a non-U.S. jurisdiction and the United States (or any related law or administrative practices or procedures) implementing the foregoing or any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above); or

(9)            any combination of clauses (1) through (8) above.

A-6

In addition to the foregoing, the Issuer and the Guarantor will also pay and indemnify the holder for any present or future stamp, issue, registration, value added, court or documentary Taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and additions to tax related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee (limited, solely in the case of Taxes attributable to the receipt of any payments, to any such Taxes imposed in a Tax Jurisdiction that are not excluded under clauses (1) through (3) or (5) through (9) above or any combination thereof).

(b)            If the Issuer or the Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Guarantor shall notify the Trustee in writing promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificates must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Issuer or the Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely absolutely, and without liability to any Person therefor, on an Officer’s Certificate as conclusive proof that such payments are necessary.

(c)            The Issuer or the Guarantor, if it is the applicable withholding agent, will make all withholdings and deductions (within the time period) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with Applicable Law. The Issuer or the Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the Guarantor will furnish to the Trustee (or to a Holder upon request), within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

(d)            Whenever in the Indenture or this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)            The preceding obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer (or the Guarantor) is incorporated, engaged in business, organized or resident for tax purposes, or any jurisdiction from or through which payment is made under or with respect to the Notes (or any Note Guarantee) by or on behalf of such Person and, in each case, any political subdivision thereof or therein.

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3.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the Holder at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by this Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of this Note to the Paying Agent.

4.	Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A. or one of its Affiliates will act as Principal Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.	Indenture

The Issuer issued this Note under an indenture dated as of October 6, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and as Principal Paying Agent, Transfer Agent and Registrar. The terms of this Note include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

6.	Optional Redemption

At any time on or after April 1, 2025, the Issuer may redeem on any one or more occasions all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, including any Additional Amounts, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2025	104.625%
2026	102.313%
2027 and thereafter	100.000%

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Prior to April 1, 2025, the Issuer may redeem all or a part of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium (as calculated by the Issuer) as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date).

At any time and from time to time prior to April 1, 2025, the Issuer may redeem the Notes with the net cash proceeds received by the Issuer from any Equity Offering at a Redemption Price equal to 109.250% of the principal amount of such Notes, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Redemption Date (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date), in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date (together with Additional Notes); provided that

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	not less than 60% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes, but excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently.

7.	Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes (which notice shall be irrevocable and given in accordance with the procedures set forth under Section 3.04 of the Indenture), at a Redemption Price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or the Note Guarantee, the Issuer or the Guarantor is or would be required to pay Additional Amounts (but, in the case of the Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer without the obligation to pay Additional Amounts), and the Issuer or the Guarantor cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, appointment of a new Paying Agent but excluding the reincorporation or reorganization of the Issuer or the Guarantor), and the requirement arises as a result of: (1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction which change or amendment is announced and becomes effective after the date of the Offering Memorandum (or if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, after such later date); or (2) any change in, or amendment to, the official application, administration or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is announced and becomes effective after the date of the Offering Memorandum (or if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, after such later date) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).

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The Issuer shall not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or the Guarantor would be obligated to make such payment or Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer shall deliver the Trustee an opinion of independent tax advisor of recognized standing qualified under the laws of the relevant Tax Jurisdiction (which advisor shall be reasonably acceptable to the Trustee) to the effect that there has been a Change in Tax Law which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer delivers notice of redemption of the Notes as described above, it shall deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer or the Guarantor taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely conclusively on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions as described above, in which event it will be conclusive and binding on all of the Holders.

The foregoing provisions of this paragraph 7 will apply, mutatis mutandis, to any successor of the Issuer (or the Guarantor) with respect to a Change in Tax Law occurring after the time such Person becomes successor to the Issuer (or the Guarantor).

8.	[Reserved]

9.	Repurchase at the Option of Holders

(a)            Upon a Change of Control Triggering Event, the Holders shall have the right to require the Issuer to offer to repurchase the Notes pursuant to Section 4.09 of the Indenture.

(b)            The Notes may also be subject to Priority Asset Sale Offers pursuant to Section 4.06 of the Indenture.

10.	Denominations

The Notes (including this Note) are in denominations of $2,000 and integral multiples of $1,000 in excess thereof of principal amount at maturity. The transfer of Notes (including this Note) may be registered, and Notes (including this Note) may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

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11.	Unclaimed Money

All moneys paid by the Issuer or the Guarantor to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, this Note or any other Note that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantor, subject to Applicable Law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantor for payment thereof.

12.	Discharge and Defeasance

The Notes shall be subject to defeasance, satisfaction and discharge as provided in Article Eight of the Indenture.

13.	Amendment, Supplement and Waiver

The Notes, the Note Guarantee and the Indenture may be amended or modified as provided in Article Nine of the Indenture.

14.	Defaults and Remedies

This Note and the other Notes have the Events of Default as set forth in Section 6.01 of the Indenture.

15.	[Reserved].

16.	Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

17.	No Recourse Against Others

A director, officer, employee, incorporator, member or shareholder, as such, of the Issuer or the Guarantor shall not have any liability for any obligations of the Issuer or the Guarantor under this Note, the other Notes, the Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for issuance of the Notes.

18.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

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19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.	ISIN and/or CUSIP Numbers

The Issuer may cause ISIN and/or CUSIP numbers to be printed on the Notes, and if so the Trustee shall use ISIN and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed on the Notes.

21.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the state of New York without regard to the conflict of law rules thereof.

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint______________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any of its Affiliates, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)         ☐         to the Issuer or any Subsidiary; or

(2)         ☐         pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)         ☐         pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(4)         ☐         pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(5)         ☐         pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

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Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.06 or 4.09 of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) to be purchased:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

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SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Decrease/ Increase	Amount of Decrease in Principal Amount	Amount of Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Signature of authorized officer of Registrar

A-16

Exhibit B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE TO REGULATION S GLOBAL NOTE1

(Transfers pursuant to § 2.06(b)(ii) of the Indenture)

The Bank of New York Mellon Trust Company, N.A.
4655 Salisbury Road, Suite 300
Jacksonville, Florida 32256
Attn: Corporate Trust Administration

Re: Royal Caribbean Senior Notes (the “Notes”)

Reference is hereby made to the Indenture dated as of October 6, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among, inter alios, Royal Caribbean Cruises Ltd., a corporation incorporated and existing under the laws of the Republic of Liberia, as Issuer, RCI Holdings LLC, as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $ _____________ aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No.: [●]2; ISIN No: [●]3) with DTC in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (CUSIP No.: [●]4; ISIN No: [●]5).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)            with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i)            the offer of the Notes was not made to a Person in the United States;

(ii)           either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any Person acting on its behalf reasonably believe that the transferee is outside the United States; or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any Person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

1 If the Note is a Definitive Registered Note, appropriate changes need to be made to the form of this transfer certificate.

2 Issue Date Rule 144A CUSIP: 780153 BR2

3 Issue Date Rule 144A ISIN: US780153BR26

4 Issue Date Regulation S CUSIP: V7780T AK9

5 Issue Date Regulation S ISIN: US V7780TAK98

B-1

(iii)          no directed selling efforts have been made in the United States by the Transferor, an Affiliate thereof or any Person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv)          the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v)           the Transferor is not the Issuer, a distributor of the Notes, an Affiliate of the Issuer or any such distributor (except any officer or director who is an Affiliate solely by virtue of holding such position) or a Person acting on behalf of any of the foregoing.

(b)            with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuer, the Guarantor and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

B-2

Exhibit C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(b)(iii) of the Indenture)

The Bank of New York Mellon Trust Company, N.A.
4655 Salisbury Road, Suite 300
Jacksonville, Florida 32256
Attn: Corporate Trust Administration

Re: Royal Caribbean Senior Notes (the “Notes”)

Reference is hereby made to the Indenture dated as of October 6, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among, inter alios, Royal Caribbean Cruises Ltd., a corporation incorporated and existing under the laws of the Republic of Liberia, as Issuer, RCI Holdings LLC, as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $ ____________ aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with DTC (CUSIP No.: [●]6; ISIN No.: [●]7) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No.: [●]8; ISIN No.: [●]9).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐	the Transferor is relying on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for exemption from the Securities Act’s registration requirements; it is transferring such Notes to a Person it reasonably believes is a QIB as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

6 Issue Date Regulation S CUSIP: V7780T AK9

7 Issue Date Regulation S ISIN: US780153BR26

8 Issue Date Rule 144A CUSIP: 780153 BR2

9 Issue Date Rule 144A ISIN: US780153BR26

C-1

You, the Issuer, the Guarantor and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

C-2

Exhibit D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of [●], 20[●] (this “Supplemental Indenture”) by and among Royal Caribbean Cruises Ltd. (the “Issuer”), the other parties listed as New Guarantors on the signature pages hereto (each, a “New Guarantor” and, collectively, the “New Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuer, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of October 6, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Issuer of $1,000,000,000 aggregate principal amount of 9.250% Senior Notes due 2029 (the “Notes”).

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all necessary acts have been done to make this Supplemental Indenture a legal, valid and binding agreement of each New Guarantor in accordance with the terms of this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1         Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II
AGREEMENT TO BE BOUND

SECTION 2.1         Agreement to Guarantee. The New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The New Guarantor hereby agrees to provide a Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Ten thereof.

SECTION 2.2         Execution and Delivery. The New Guarantor agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

D-1

ARTICLE III
MISCELLANEOUS

SECTION 3.1         Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.2         Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.3         Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.4         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.5         Effect of Headings. The headings herein are convenience of reference only and shall not affect the construction hereof.

SECTION 3.6         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor.

SECTION 3.7         Benefits Acknowledged. The New Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

SECTION 3.8         Successors. All agreements of the New Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Remainder of Page Intentionally Left Blank]

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

NEW GUARANTORS:

[NEW GUARANTORS]

By:
Name:
Title:

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

D-3

Exhibit E

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of [ ], 202_ (this “Agreement”), by and among [ ], in its capacity as [agent] under the Debt Agreement (as defined below) (the “Agent”), RCI HOLDINGS LLC, a limited liability company formed and existing under the laws of Liberia (the “Guarantor”), ROYAL CARIBBEAN CRUISES LTD., a corporation incorporated and existing under the laws of Liberia (the “Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as trustee under the Indenture (as defined below) (the “Trustee”), for the benefit of the Holders (as defined below).

Pursuant to that certain Indenture, dated as of October 6, 2022, by and among the Issuer, as issuer, the Guarantor and the Trustee, the Issuer has issued $1,000,000,000 aggregate principal amount of its 9.250% Senior Notes due 2029 (as amended, amended and restated, supplemented, refinanced or otherwise modified, in whole or in part, from time to time, the “Indenture” and the “Notes”, respectively).

As a result of the issuance of the Notes, pursuant to [INSERT DESCRIPTION OF DEBT AGREEMENT] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Debt Agreement”) among the Issuer, [INSERT OTHER PARTIES,] the Agent and the lenders thereunder (the “Lenders”), the Guarantor is required to execute and deliver to the Agent a subordinated guaranty, which guaranty is dated as of [ ], 202_, with respect to the obligations under the Debt Agreement (the “Subordinated Guaranty”).

The Guarantor’s execution and delivery of the Subordinated Guaranty in favor of the Agent, on behalf of the Lenders, is conditioned upon the execution and delivery by the Issuer, the Guarantor and the Agent, on behalf of the Lenders, of this Agreement pursuant to which the Agent and the Lenders (together with each of their respective successors and assigns, collectively, the “Subordinated Parties”) agree to subordinate their rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Parties (as defined below) under the Indenture and the Note Guarantee, all on the terms set forth herein.

Accordingly, the Agent, on behalf of the Subordinated Parties, the Issuer, the Guarantor and the Trustee, on behalf of the Senior Parties (and each of their respective successors or assigns), hereby agrees as follows:

SECTION 1.         Subordination.

(a)            The Agent on behalf of itself and the other Subordinated Parties hereby agrees that all of their respective right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Trustee and the Holders (as defined in the Indenture, and referred to herein, collectively with the Trustee, as the “Senior Parties”) in respect of the obligations of the Guarantor (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) arising under the Indenture and the Note Guarantee, including the payment of principal, premium (if any), interest (including, without limitation, interest accruing on or after the filing of any Insolvency Proceeding relating to the Subordinated Party or the Guarantor pursuant to the terms of the Indenture, whether or not a claim for post-filing interest is allowed or allowable in any such Insolvency Proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof, in each case whether or not any of the foregoing is allowed or allowable as a claim in any Insolvency Proceeding (collectively, the “Senior Obligations”). For the avoidance of doubt, “payment in full” (or similar term used herein) of the Senior Obligations will not be deemed to have occurred so long as any Obligations under the Indenture remain outstanding (other than any inchoate obligations for which no claim has been asserted).

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For purposes hereof:

(i) “Credit Agreement” means the definitive 364-Day Term Loan Agreement, which will be substantially consistent with the form of 364-Day Term Loan Agreement attached to that certain Commitment Letter, dated as of August 12, 2020 (as amended and restated on March 24, 2021, as amended and restated on August 11, 2022, as amended and restated on August 19, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), between the Issuer and MORGAN STANLEY SENIOR FUNDING INC. (“MSSF”) (with such changes to such form as are agreed between the Issuer and MSSF), as amended, amended and restated, supplemented or otherwise modified from time to time.

(ii) “Limited Guaranty” means the Limited Guaranty, dated the date of the Credit Agreement, made by the Guarantor in favor of MSSF in its capacity as the administrative agent on behalf of the Other Lenders (in such capacity, the “Administrative Agent”).

(iii) “Other Lenders” means lenders from time to time party to the Credit Agreement.

(iv) “Other Senior Obligations” means the Senior Obligations (as defined in the Other Subordination Agreement) (but only to the extent such principal amount is permitted to be incurred or guaranteed by the Guarantor pursuant to the terms and conditions of the Debt Agreement).

(v) “Other Subordination Agreement” means the subordination agreement executed by the Guarantor, the Issuer, the Administrative Agent and the Agent in connection with the Limited Guaranty, the Credit Agreement, the Subordinated Guaranty and the Debt Agreement.

(vi) “Subordinated Obligations” means all obligations of the Guarantor to the Subordinated Parties (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) under the Subordinated Guaranty, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

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(b)            The Issuer, Guarantor and the Agent (on behalf of the Subordinated Parties) agree that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of the Guarantor under the Subordinated Guaranty or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Party under the Subordinated Guaranty, until the indefeasible payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted).  In the event that any payment by, or on behalf of, or distribution of the assets or other property of, or any equity securities or debt securities issued by, the Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, including without limitation, in connection with a plan of reorganization or other Insolvency Proceeding with respect to Guarantor, shall be received by or on behalf of any Subordinated Party or any Affiliate thereof at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Party or Affiliate in trust (segregated from other property of such Subordinated Party or Affiliate) for the benefit of, and shall forthwith be paid over to, (i) the Trustee, for the benefit of the Senior Parties, until the indefeasible payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), and (ii) to the extent the Other Subordination Agreement is executed and if required thereunder, the Administrative Agent.  To the extent any such payment is required to be made to the Administrative Agent and the Trustee, such payment shall be made according to the pro rata share of the total Senior Obligations and Other Senior Obligations held by the Trustee and the Holders, on the one hand, and the Administrative Agent and the Other Lenders, on the other hand.  If the Trustee receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Trustee shall pay the excess over to the Administrative Agent, for the benefit of itself and the Other Lenders; provided that such payment shall not be payable until the Trustee has been able to determine the outstanding amount of the respective pro rata share of the Trustee or the Administrative Agent, as applicable (such determination to be made in reliance on either the information provided by the Issuer pursuant to the penultimate sentence of this clause 1(b) or such other evidence as the Administrative Agent reasonably deems satisfactory).  For the avoidance of doubt, the foregoing does not limit the ability of the Issuer to make payments of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.  For purposes hereof, the “pro rata share” of any Person as of any time shall be determined based upon the share of the sum of the total Other Senior Obligations and Senior Obligations held by such Person at such time. The Issuer agrees to advise the Trustee, the Administrative Agent or any Subordinated Party, as the case may be, promptly upon request as to the outstanding amount of all Other Senior Obligations and Senior Obligations and the respective pro rata share of Other Senior Obligations and Senior Obligations held by the Holders and the Other Lenders, in order to facilitate the Trustee, the Administrative Agent or the relevant Subordinated Party receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable). Each Subordinated Party may conclusively rely on and shall not be liable for relying on the aforementioned information from the Issuer in complying with its obligations under this clause 1(b). To the extent a Subordinated Party receives information or instructions from the Issuer, Trustee or Administrative Agent that are in conflict with, or are otherwise inconsistent with, the instructions or information received from one of the other such parties (the Issuer, Trustee or Administrative Agent, as applicable), such information or instructions may be disregarded by the Agent until such conflict or inconsistency is resolved between the Issuer, Trustee and Administrative Agent, as applicable.

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(c)            The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Proceeding (as defined below) against the Guarantor or any of its properties or assets until the indefeasible payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted). Upon any distribution of the assets of the Guarantor or upon any dissolution, winding up, liquidation or reorganization of the Guarantor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Guarantor, or otherwise (any of the foregoing, an “Insolvency Proceeding”):

(i)            the Senior Parties shall first be entitled to receive indefeasible payment in full in cash of the Senior Obligations (whenever arising, and including, without limitation, interest accruing after the commencement of any Insolvency Proceeding at the rate set forth in the Indenture whether or not allowed or allowable as a claim in any such Insolvency Proceeding) (other than any inchoate obligations for which no claim has been asserted) before the Subordinated Parties shall be entitled to receive any payment or distribution on account of the Subordinated Obligations, whether of principal, interest or otherwise; and

(ii)           any payment by, or on behalf of, or distribution of the assets of, or any debt or equity securities issued by, the Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Party would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Trustee, for the benefit of the Senior Parties, until the indefeasible payment in full of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), and, to the extent the Other Subordination Agreement is executed and if required thereunder, the Administrative Agent according to the pro rata share of the total Senior Obligations and Other Senior Obligations held by the Trustee and the Holders, on the one hand, and the Administrative Agent and the Other Lenders, on the other hand.  If the Trustee receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Trustee shall pay the excess over to the Administrative Agent, for the benefit of itself and the Other Lenders; provided that such payment shall not be payable until the Trustee has been able to determine the outstanding amount of all Other Senior Obligations and Senior Obligations and the respective pro rata share of Other Senior Obligations and Senior Obligations represented by the Trustee or the Administrative Agent, as applicable (such determination to be made in reliance on either the information provided by the Issuer pursuant to the last sentence of this clause 1(c)(ii) or such other evidence as the Trustee reasonably deems satisfactory).  The Issuer agrees to advise the Trustee or any Person making a payment or distribution pursuant to this clause, as the case may be, reasonably promptly upon request as to the outstanding amount of all Other Senior Obligations and Senior Obligations and the respective pro rata share of Other Senior Obligations and Senior Obligations held by the Holders and the Other Lenders, in order to facilitate the Trustee or the Administrative Agent receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable).

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In addition, the Agent (on behalf of the Subordinated Parties) agrees that in connection with any Insolvency Proceeding (i) the Trustee, on behalf of the Senior Parties, is irrevocably authorized and empowered (in its own name or in the name of the Subordinated Parties or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action as the Trustee may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Parties and (ii) each Subordinated Party shall duly and promptly take such action as the Trustee, on behalf of the Senior Parties, may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Parties and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Trustee such irrevocable powers of attorney, assignments or other instruments as the Trustee, on behalf of the Senior Parties, may request in order to enable the Trustee to enforce any and all claims with respect to the Subordinated Obligations for the account of the Senior Parties and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations for the account of the Senior Parties (provided that the Issuer hereby agrees that it shall pay on demand all reasonable and documented out-of-pocket costs and expenses of each Subordinated Party in connection with any of the foregoing actions (including the reasonable and documented fees and expenses of counsel for each such Subordinated Party)). A copy of this Agreement may be filed with any court as evidence of the Senior Parties’ right, power and authority hereunder.

(d)            The Guarantor and the Agent (on behalf of the Subordinated Parties) agree that, prior to the indefeasible payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), no Subordinated Party may take any Enforcement Action against the Guarantor (it being understood that this Agreement shall not affect any Subordinated Party’s rights or remedies against any other obligor under or with respect to the Debt Agreement or any other Loan Document (as defined in the Debt Agreement)) without the prior written consent of the Trustee (acting upon the direction of the required holders), unless:

(i)            the occurrence of, with respect to the Guarantor, an Insolvency Proceeding; or

(ii)           the holders of Senior Obligations (including the holders of the Notes) have taken any Enforcement Action in relation to the Guarantor; or

(iii)          a default has occurred in respect of the Subordinated Obligations (a “Subordinated Debt Default”); and

(A)          the Subordinated Parties have provided notice of the Subordinated Debt Default to the Senior Parties (including the Trustee) in accordance with Section 10 hereof; and

(B)          a period of not less than 90 days (in the case of a payment default) or (ii) or 179 days (in the case of a non-payment default) has passed from the date the Senior Parties (including the Trustee and the holders of the Notes) were first notified of the Subordinated Debt Default (a “Standstill Period”); and

(C)          at the end of the Standstill Period, the Subordinated Debt Default is continuing and has not been waived.

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For the purposes hereof, “Enforcement Action” means, in relation to or with respect to the Guarantor, any action (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to: (i) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of such the Subordinated Obligations, (ii) recover all or any part of the Subordinated Obligations (including, by exercising any rights of set-off or combination of accounts); (iii) exercise or enforce any rights under or pursuant to the Subordinated Guaranty, (iv) commence legal proceedings against the Guarantor or (v) commence, or take any other steps which could lead to the commencement of, an Insolvency Proceeding concerning Guarantor. Notwithstanding the foregoing, no Subordinated Party may in any Insolvency Proceeding concerning Guarantor: (i) oppose any sale of assets (including bidding procedures relating thereto) with respect to the Guarantor; (ii) propose any debtor in possession financing or oppose any debtor in possession financing or use of cash collateral with respect to Guarantor, in each case without the consent of the Trustee, acting on behalf of the Senior Parties: (iii) seek appointment of a trustee or examiner with respect to Guarantor; (iv) propose, sponsor, vote in favor of, or otherwise support any plan of reorganization or liquidation with respect to Guarantor unless such plan (a) provides for the indefeasible payment in full in cash of all Senior Obligations on or before the effective date of such plan or (b) the Trustee, on behalf of the holders has provided its prior written consent with respect to such plan.

(e)            The Agent (on behalf of the Subordinated Parties) waives all rights of subrogation it may have with respect to the Guarantor under the Subordinated Guaranty until all amounts owing on the Senior Obligations shall be indefeasibly paid in full in cash (other than any inchoate obligations for which no claim has been asserted), and, as between and among the Guarantor, its creditors (other than the Senior Parties) and the Subordinated Party, no such payment or distribution made to the Senior Parties by virtue of this Agreement that otherwise would have been made to the Subordinated Party shall be deemed to be a payment by the Guarantor on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Parties and the Senior Parties.

(f)            The Agent (on behalf of the Subordinated Parties) and the Guarantor agree that any and all instruments or records (other than book entry records or other internal records) now or hereafter directly creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement dated as of [DATE], among the Subordinated Party, the Guarantor and The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein”;

or shall otherwise refer to and be subject in all respects to the terms of this Agreement.

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SECTION 2. Waivers and Consents. (a) The Agent (on behalf of the Subordinated Parties) waives the right to compel that any assets or property of the Guarantor be applied in any particular order to discharge the Senior Obligations. The Agent (on behalf of the Subordinated Parties) expressly waives the right to require the Senior Parties to proceed against the Guarantor, or to pursue any other remedy in any Senior Party’s power which the Subordinated Party cannot pursue and which would lighten the Subordinated Party’s burden, notwithstanding that the failure of any Senior Party to do so may thereby prejudice each Subordinated Party. The Agent (on behalf of the Subordinated Parties) agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Parties reduced by any Senior Party’s delay in proceeding against or enforcing any remedy against the Guarantor; by any Senior Party releasing the Guarantor from all or any part of the Senior Obligations; or by the discharge of the Guarantor by operation of law or otherwise, with or without the intervention or omission of a Senior Party. The Senior Party’s vote to accept or reject any plan of reorganization relating to the Guarantor, or the Senior Party’s receipt on account of the Senior Obligations other than the indefeasible payment in full in cash thereof (other than any inchoate obligations for which no claim has been asserted) of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Party hereunder to the Senior Parties.

(b)            The Agent (on behalf of the Subordinated Parties) waives all rights and defenses arising out of an election of remedies by the Senior Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of each Subordinated Party’s rights of subrogation, reimbursement or contribution against the Guarantor. The Agent (on behalf of the Subordinated Parties) expressly waives any rights or defenses it may have by reason of protection afforded to the Guarantor with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property securing the Senior Obligations.

(c)            The Agent (on behalf of the Subordinated Parties) agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Party may be rescinded in whole or in part by the Senior Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Guarantor or any other guarantor or any other party upon or for any part thereof or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Parties, in each case without notice to or further assent by any Subordinated Party (to the extent contemplated by the Debt Agreement), which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)            The Agent (on behalf of the Subordinated Parties) waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Guarantor in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between the Guarantor and the Senior Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Party acknowledges and agrees that the Senior Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Party waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

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SECTION 3. Senior Obligations Unconditional. All rights and interests of the Senior Parties hereunder, and all agreements and obligations of each Subordinated Party and the Guarantor hereunder, shall remain in full force and effect irrespective of:

(a)            any lack of validity or enforceability of the Indenture or the Note Guarantee;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Indenture or the Note Guarantee; or

(c)            any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Senior Obligations, or of each Subordinated Party or the Guarantor in respect of this Agreement.

SECTION 4. Representations and Warranties. The Agent represents and warrants to the Trustee, for the benefit of the Senior Parties, that:

(a)            It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)            This Agreement has been duly executed and delivered by the Agent and constitutes a legal, valid and binding obligation of each Subordinated Party, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            No consent or authorization of filing with, or other act by or in respect of, any governmental authority, is required in connection with the execution, delivery or performance of this Agreement.

SECTION 5. Waiver of Claims. (a) To the maximum extent permitted by law, the Agent (on behalf of the Subordinated Parties) waives any claim it might have against the Senior Parties with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Senior Parties or their directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under the Indenture or the Note Guarantee. Neither the Senior Parties nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon the Note Guarantee or for any delay in doing so.

(b)            The Agent (on behalf of the Subordinated Parties), for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Parties to marshal assets for the benefit of each Subordinated Party, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Senior Obligations. The Senior Parties are under no duty or obligation, and the Agent (on behalf of the Subordinated Parties) hereby waives any right it may have to compel the Senior Parties, to pursue the Issuer or other Person who may be liable for the Obligations (as defined in the Indenture).

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SECTION 6.         Further Assurances. Each Subordinated Party and the Guarantor, at the expense of the Issuer and at any time from time to time, upon the written request of the Trustee shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. Upon the written request of any other party hereto, the Issuer shall reasonably cooperate and provide such information as may be reasonably necessary to give full effect the provisions set forth in Section 1 of this Agreement.

SECTION 7.         [Reserved].

SECTION 8.         Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Parties on the one hand and the Subordinated Parties and the Guarantor on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

SECTION 9.         Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

SECTION 10.       Notices. Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Issuer or the Guarantor:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: Naftali Holtz, Chief Financial Officer

Antje M. Gibson, Vice President and Treasurer

with a copy to:

Royal Caribbean Cruises Ltd. 1050 Caribbean Way

Miami, Florida 33132

Attn: Chief Legal Officer

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

4655 Salisbury Road, Suite 300

Jacksonville, Florida 32256

Attn: Corporate Trust Administration

if to the Agent:

[                         ]

[                         ]

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The Issuer, the Guarantor, the Trustee or the Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic .pdf delivery shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Integration. This Agreement represents the agreement of the Guarantor, the Issuer, the Subordinated Parties and the Senior Parties with respect to the subject matter hereof and there are no promises or representations by the Guarantor, the Issuer, the Subordinated Parties or the Senior Parties relative to the subject matter hereof not reflected herein.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Trustee, the Guarantor, the Issuer and the Agent.

(b)            No failure to exercise, nor any delay in exercising, on the part of the Senior Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Guarantor, the Issuer and the Subordinated Parties and shall inure to the benefit of the Senior Parties and their respective successors and assigns.

SECTION 17. Governing Law; Jurisdiction; Consent to Service of Process. (a)  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            EACH SUBORDINATED PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE TRUSTEE, ANY SENIOR PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE TRUSTEE OR ANY SENIOR PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE GUARANTOR OR THE ISSUER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 17. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Termination; Survival. This Agreement and all of the covenants and other obligations of each of the parties hereto shall, except as otherwise expressly provided by the following sentence, terminate upon, and be of no further force or effect whatsoever after, the payment in full of all of the Senior Obligations. The agreements and obligations of each party hereto under Sections 7, 17 and 18 hereof shall survive the termination of this Agreement and the payment in full of all Senior Obligations.

SECTION 20. Trustee’s Rights; Agent’s Rights. In addition to its rights, protections, immunities, reliances and indemnities set forth herein, as between the Trustee, the Issuer and the Guarantor, the Trustee shall have all the rights, protections, immunities, reliances and indemnities as are provided to the Trustee under the Indenture. In addition to any rights, protections, immunities, reliances and indemnities set forth herein, as between the Agent (and the other Subordinated Parties), the Issuer and the Guarantor, the Agent and such Subordinated Parties shall have all the rights, protections, immunities, reliances and indemnities (as the case may be) as are provided to such parties under the Debt Agreement and the other Loan Documents (as defined therein) (and this Agreement shall be deemed to be a Loan Document for the purposes therefor).

SECTION 21. Subordination Agreement. This Agreement constitutes a “subordination agreement” within the meaning of such term as used in section 510(a) of Title 11 of the United States Code, as amended from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[ ], as Subordinated Party

By:
Name:
Title:

RCI HOLDINGS LLC, as Guarantor

By:
Name:
Title:

ROYAL CARIBBEAN CRUISES LTD., as Issuer

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

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